EXHIBIT 10.1

Portions Subject to Confidential Treatment Request Under Rule 24b-2

Collaboration, Option and

License Agreement

This Agreement is entered into with effect as of the Effective Date (as defined below)

by and between

F. Hoffmann-La Roche Ltd

with an office and place of business at Grenzacherstrasse 124, 4070 Basel, Switzerland (“Roche Basel”)

and

Hoffmann-La Roche Inc.

with an office and place of business at 340 Kingsland Street, Nutley, New Jersey 07110, U.S.A. (“Roche Nutley”; Roche Basel and Roche Nutley together referred to as “Roche”)

on the one hand

and

Inovio Pharmaceuticals, Inc.

with an office and place of business at 1787 Sentry Parkway West, Building 18, Suite 400, Blue Bell, Pennsylvania 19422 U.S.A. (“Inovio”),

on the other hand.

Table of Contents

1.	Definitions		6
	1.1	5150 Product	6
	1.2	Adjuvant	6
	1.3	Affiliate	7
	1.4	Agreement	7
	1.5	Agreement Term	7
	1.6	Antigen	7
	1.7	Bioequivalent Product	7
	1.8	BLA	7
	1.9	Calendar Quarter	7
	1.10	Calendar Year	7
	1.11	Change of Control	7
	1.12	Change of Control Group	8
	1.13	Clinical Study	8
	1.14	Collaboration IP	8
	1.15	Combination Product	8
	1.16	Commercially Reasonable Efforts	8
	1.17	Companion Diagnostic	9
	1.18	Compulsory Sublicense	9
	1.19	Compulsory Sublicensee	9
	1.20	Confidential Information	9
	1.21	Continuation Election Notice	9
	1.22	Control	10
	1.23	Cover	10
	1.24	Data Package	10
	1.25	Delivery Device	10
	1.26	Delivery Device Patents	10
	1.27	Development Plan	10
	1.28	DNA Plasmid	10
	1.29	Effective Date	10
	1.30	EMA	11
	1.31	Enabling Technologies	11
	1.32	Enabling Technology Patents	11
	1.33	EU	11
	1.34	Existing Agreements	11
	1.35	Expert	11
	1.36	FBMC	11
	1.37	FDA	11
	1.38	FDCA	11
	1.39	Field	11
	1.40	First Commercial Sale	11
	1.41	FTE	11
	1.42	FTE Rate	12
	1.43	GLP Tox	12
	1.44	GMP	12
	1.45	Group Sublicensee	12
	1.46	Handle	12
	1.47	HBV	12
	1.48	HBV Product	12
	1.49	IFRS	12
	1.50	IND	12

	1.51	Initiation	13
	1.52	Inovio 5150 Trial	13
	1.53	Inovio 5150 Trial Plan	13
	1.54	Inovio Background Patent Rights	13
	1.55	Inovio IP Rights	13
	1.56	Inovio Know-How	13
	1.57	Inovio Patent Rights	13
	1.58	Insolvency Event	13
	1.59	Invention	13
	1.60	Joint IP	13
	1.61	Joint Know-How	14
	1.62	Joint Patent Rights	14
	1.63	JSC	14
	1.64	Know-How	14
	1.65	Net Sales	14
	1.66	Oncology Product	14
	1.67	Option Period	14
	1.68	Option Right	14
	1.69	Orphan Drug Product	15
	1.70	Party	15
	1.71	Patent Rights	15
	1.72	Phase I Study	15
	1.73	Phase II Study	15
	1.74	Phase III Study	15
	1.75	Product	15
	1.76	RC Product	15
	1.77	Regulatory Approval	15
	1.78	Regulatory Authority	16
	1.79	Research Plan	16
	1.80	Research Program	16
	1.81	Roche Group	16
	1.82	Roche IP Rights	16
	1.83	Roche Know-How	16
	1.84	Roche Patent Rights	16
	1.85	Royalty Term	16
	1.86	Sales	17
	1.87	Sphergen Cross-License	17
	1.88	Sublicensee	17
	1.89	Territory	17
	1.90	Third Party	18
	1.91	Third Party Product	18
	1.92	UPenn Agreement	18
	1.93	UPenn Patent Rights	18
	1.94	US	18
	1.95	US$	18
	1.96	Valid Claim	18
	1.97	VGXI Supply Agreement	18
	1.98	Additional Definitions	18
2.	Research Collaboration		19
	2.1	Conduct of the Research Programs	19
	2.2	Records; Reports	21

3.	Licenses and Exclusive Option Right		22
	3.1	Research Cross License	22
	3.2	5150 Product Development and Commercialization License	22
	3.3	License to Inovio for Improvements to Inovio Background Technology	22
	3.4	Option Right	23
	3.5	Retained Rights	24
4.	Governance		24
	4.1	Joint Steering Committee	24
	4.2	Members	25
	4.3	Responsibilities of the JSC	25
	4.4	Meetings	25
	4.5	Minutes	26
	4.6	Decisions	26
	4.7	Alliance Director	26
	4.8	Limitations of Authority	26
	4.9	Expenses	27
	4.10	Lifetime	27
5.	Clinical Development and Commercialization		27
	5.1	Development	27
	5.2	Regulatory Responsibility	28
	5.3	Supply in General	28
	5.4	Development and Supply of Delivery Devices	30
	5.5	GMP	32
	5.6	Commercialization	32
	5.7	Diligence	32
	5.8	Updates to Inovio	32
6.	Payment		32
	6.1	Option Signing and Exclusivity Fee	32
	6.2	Research and Development Support Payments	33
	6.3	Development Event Payments	33
	6.4	First Commercial Sale Event Payments	35
	6.5	Sales Based Payments	35
	6.6	Roche Royalty Payments	36
	6.7	Disclosure of Payments	39
7.	Accounting and reporting		39
	7.1	Invoices	39
	7.2	DSRP Reports for Development Support Payments	39
	7.3	Timing of Payments	39
	7.4	Late Payment	39
	7.5	Method of Payment	40
	7.6	Currency Conversion	40
	7.7	Royalty Reports	40
8.	Taxes		40
9.	Auditing		40
	9.1	Right to Audit	40
	9.2	Audit reports	41
	9.3	Over-or Underpayment	41
	9.4	Duration of Audit Rights	41
10.	Intellectual Property		42
	10.1	Disclosure of Inventions	42
	10.2	Ownership of Inventions	42
	10.3	German Statute on Employee’s Inventions	42
	10.4	Prosecution of Patent Rights Covering Inventions	42

	10.5	CREATE Act	43
	10.6	Infringement	43
	10.7	Defense	44
	10.8	Common Interest Disclosures	44
	10.9	Hatch-Waxman	45
	10.10	Biosimilar or interchangeable biological products	45
	10.11	Patent Term Extensions	45
11.	Representations, Warranties and Covenants		46
	11.1	Inovio Representations, Warranties and Covenants	46
	11.2	Roche Representations, Warranties and Covenants	47
12.	Indemnification		48
13.	Liability		49
14.	Obligation Not to Disclose Confidential Information		49
	14.1	Non-Use and Non-Disclosure	49
	14.2	Permitted Disclosure	49
	14.3	Press Releases	49
	14.4	Publications	50
	14.5	Commercial Considerations	50
15.	Term and Termination		51
	15.1	Commencement and Term	51
	15.2	Termination	51
	15.3	Consequences of Termination	52
	15.4	Survival	56
16.	Miscellaneous		56
	16.1	Bankruptcy	56
	16.2	Change of Control	56
	16.3	Governing Law	57
	16.4	Disputes	57
	16.5	Arbitration	57
	16.6	Assignment	57
	16.7	Debarment	57
	16.8	Independent Contractor	57
	16.9	Unenforceable Provisions and Severability	58
	16.10	Waiver	58
	16.11	Appendices	58
	16.12	Entire Understanding	58
	16.13	Amendments	58
	16.14	Invoices	58
	16.15	Notice	59

Collaboration, Option and License Agreement

WHEREAS, Inovio has developed novel SynCon® DNA vaccine construct technology that may enable development of synthetic DNA vaccines targeted against, among other things, cancers (including the DNA vaccine known as INO-5150) and hepatitis B virus (including the DNA vaccine known as INO-1800); and

WHEREAS, Inovio has expertise in the research, development, and manufacture of electroporation-based DNA delivery technology; and

WHEREAS, Roche has expertise in the research, development, manufacture and commercialization of pharmaceutical and diagnostic products; and

WHEREAS, Roche and Inovio are willing to conduct a research program in the field of oncology, with a focus on prostate cancer, for the development of a DNA vaccine for potential development and commercialization by Roche; and

WHEREAS, Inovio is willing to grant to Roche an exclusive option for an exclusive license for Roche to make, use, offer for sale, sell and import and export certain DNA vaccines, including the use of Inovio’s electroporation-based DNA delivery technology; and

WHEREAS, Inovio is willing to grant to Roche an exclusive license for Roche to make, use, offer for sale, sell and import and export DNA vaccines based on INO-1800 that are directed to hepatitis B viral infections and INO-5150 that are directed to prostate cancer, including the use of Inovio’s electroporation-based DNA delivery technology, as contemplated herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Definitions

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1	5150 Product

The term “5150 Product” shall mean a product that contains as an active ingredient at least one (1) DNA Plasmid that encodes for an engineered PSA and/or PSMA found in the Inovio DNA vaccine known as INO-5150.

1.2	Adjuvant

The term “Adjuvant” shall mean a substance contained in a vaccine or delivered separately to increase a patient’s immune response to the antigen(s) found in or encoded by such vaccine. Adjuvants include, but are not limited to, DNA plasmids encoding an immunomodulatory molecule, such as IL-12.

1.3	Affiliate

The term “Affiliate” shall mean any individual, corporation, association or other business entity that directly or indirectly controls, is controlled by, or is under common control with the Party in question. As used in this definition of Affiliate, the term “control” shall mean the direct or indirect ownership of more than fifty percent (>50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise. Anything to the contrary in this paragraph notwithstanding, Chugai Pharmaceutical Co., Ltd, a Japanese corporation (“Chugai”), shall not be deemed an Affiliate of Roche unless Roche provides written notice to Inovio of its desire to include Chugai as an Affiliate of Roche.

1.4	Agreement

The term “Agreement” shall mean this document including any and all appendices and amendments to it as may be added and/or amended from time to time in accordance with the provisions of this Agreement.

1.5	Agreement Term

The term “Agreement Term” shall mean the period of time commencing on the Effective Date and, unless this Agreement is terminated sooner as provided in Article 15, expiring on the date when no royalty or other payment obligations to Inovio under this Agreement are or will become due.

1.6	Antigen

The term “Antigen” shall mean a distinct and uniquely identifiable macromolecule that is capable, under appropriate conditions, of inducing a specific immune response, and shall include peptides, proteins, protein-constructs, and post-translational modifications or variants of such macromolecules, as well as other immunogens derived therefrom.

1.7	Bioequivalent Product

The term “Bioequivalent Product” shall mean, with respect to a given Product sold in a given country of the Territory by Roche, its Affiliate or Sublicensee, a product sold by a Third Party in such country that is approved as a biosimilar or interchangeable biological product under 42 U.S.C. 262(k) or equivalent Regulatory Approval outside the US.

1.8	BLA

The term “BLA” shall mean a Biologics License Application, or similar application for marketing approval of the Products for use in the Field submitted to the FDA, or a foreign equivalent of the FDA.

1.9	Calendar Quarter

The term “Calendar Quarter” shall mean each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31.

1.10	Calendar Year

The term “Calendar Year” shall mean the period of time beginning on January 1 and ending December 31, except for the first year which shall begin on the Effective Date and end on December 31.

1.11	Change of Control

The term “Change of Control” shall mean, with respect to a Party: (a) the acquisition by any Third Party of beneficial ownership of fifty percent (50%) or more of the then outstanding common shares or voting power of such Party, other than acquisitions by employee benefit plans sponsored or maintained by such Party; (b) the consummation of a business combination involving such Party, unless, following such business combination, the stockholders of such Party immediately prior to such business combination beneficially own directly or indirectly more than fifty percent (50%) of the then outstanding common shares or voting power of the entity resulting from such business combination; or (c) the sale of all or substantially all of such Party’s assets or business relating to the subject matter of the Agreement.

1.12	Change of Control Group

The term “Change of Control Group” shall mean with respect to a Party, the person or entity, or group of persons or entities, that is the acquirer of, or a successor to, a Party in connection with a Change of Control, together with affiliates of such persons or entities that are not Affiliates of such Party immediately prior to the completion of such Change of Control of such Party.

1.13	Clinical Study

The term “Clinical Study” shall mean a Phase I Study, a Phase II Study or a Phase III Study, as applicable.

1.14	Collaboration IP

The term “Collaboration IP” shall mean all information, Inventions, Know-How (whether or not patentable), including but not limited to, data and results and deliverables, which are first conceived, reduced to practice, or otherwise first made, discovered, or created pursuant to the activities conducted under a Research Program or pursuant to a Development Plan either by (i) Inovio or its Affiliates, and/or their employees, contractors or agents (including Inovio Inventions), or (ii) jointly by the Parties, and/or their Affiliates, and/or their employees, contractors or agents (including Joint Inventions).

1.15	Combination Product

The term “Combination Product” shall mean

a)	a single pharmaceutical formulation containing as its active ingredients both (i) the DNA Plasmid(s) found in a Product and (ii) one or more other therapeutically or prophylactically active ingredients,

b)	a combination therapy comprised of (i) the DNA Plasmid(s) found in a Product and (ii) one or more other therapeutically or prophylactically active products, priced and sold in a single package containing such multiple products, or

c)	a combination therapy comprised of (i) the DNA Plasmid(s) found in a Product and (ii) one or more other therapeutically or prophylactically active products, packaged separately but sold together for a single price, in each case, including all dosage forms, formulations, presentations, line extensions, and package configurations. All references to Product in this Agreement shall be deemed to include Combination Product.

1.16	Commercially Reasonable Efforts

The term “Commercially Reasonable Efforts” shall mean such level of efforts required to carry out such obligation in sustained manner consistent with the efforts Roche or Inovio, as applicable, devotes at the same stage of research, development or commercialization, as applicable, for its own internally developed pharmaceutical products in a similar area with similar market potential, at a similar stage of their product life taking into account the existence of other competitive products in the market place or under development, the proprietary position of the product, the regulatory structure involved, the anticipated profitability of the product and other relevant factors. It is understood that such product potentially may change from time to time based upon changing scientific, business and marketing and return on investment considerations, and that Roche and its Affiliates do not always seek to market its own products in every country or seek to obtain regulatory approval in every country or for every potential indication. As a result, the exercise of diligence by Roche is to be determined by judging Roche’s commercially reasonable efforts, taken as a whole.

1.17	Companion Diagnostic

The term “Companion Diagnostic” shall mean any product that is used for predicting and/or monitoring the response of a human being to treatment with a Product (e.g. device, compound, kit, biomarker or service that contains a component that is used to detect or quantify the presence or amount of an analyte in body or tissue that affects the pathogens of the disease, etc.).

1.18	Compulsory Sublicense

The term “Compulsory Sublicense” shall mean a sublicense granted to a Third Party, through an order, decree or grant of a governmental authority having competent jurisdiction, authorizing such Third Party to manufacture, use, sell, offer for sale, import or export a Product in a country or countries in the Territory.

1.19	Compulsory Sublicensee

The term “Compulsory Sublicensee” shall mean the sublicensee of a Compulsory Sublicense.

1.20	Confidential Information

The term “Confidential Information” shall mean any and all information, data or know-how (including Know-How), whether technical or non-technical, oral or written, that is disclosed by one Party or its Affiliates (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”). Confidential Information shall not include any information, data or know-how that:

(i)	was generally available to the public at the time of disclosure, or information that becomes available to the public after disclosure by the Disclosing Party other than through fault (whether by action or inaction) of the Receiving Party or its Affiliates,

(ii)	can be evidenced by written records to have been already known to the Receiving Party or its Affiliates prior to its receipt from the Disclosing Party,

(iii)	is obtained at any time lawfully from a Third Party under circumstances permitting its use or disclosure,

(iv)	is developed independently by the Receiving Party or its Affiliates as evidenced by written records other than through knowledge of Confidential Information,

(v)	is required to be disclosed by the Receiving Party of its Affiliates to comply with a court or administrative order providing the Receiving Party or its Affiliates furnishes prompt notice (in no event less than three (3) days) to the Disclosing Party to enable it to resist such disclosure, or

(vi)	is approved in writing by the Disclosing Party for release by the Receiving Party.

Subject to (i)-(vi) above, the terms of this Agreement and Collaboration IP shall be considered Confidential Information of all Parties.

1.21	Continuation Election Notice

The term “Continuation Election Notice” shall mean the notice Inovio provides to Roche under to Section 15.3.1 or 15.3.3 describing (i) Inovio’s bona fide intention to continue ongoing development and commercialization of Termination Product(s) and (ii) Inovio’s request for Roche’s continuation of activities during the termination period and/or transfer of the data, material and information relating to the Termination Product(s) in accordance with Section 15.3.1 or 15.3.3.

1.22	Control

The term “Control” shall mean (as an adjective or as a verb including conjugations and variations such as “Controls” “Controlled” or “Controlling”) (a) with respect to Patent Rights and/or Know-How, the possession by a Party of the ability to grant a license or sublicense of such Patent Rights and/or Know-How without violating the terms of any agreement or arrangement between such Party and any other party and (b) with respect to proprietary materials, the possession by a Party of the ability to supply such proprietary materials to the other Party as provided herein without violating the terms of any agreement or arrangement between such Party and any other party.

1.23	Cover

The term “Cover” shall mean (as an adjective or as a verb including conjugations and variations such as “Covered,” “Coverage” or “Covering”) that the developing, making, using, offering for sale, promoting, selling, exporting or importing of a given compound, formulation or product would infringe a Valid Claim in the absence of a license under the Patent Rights to which such Valid Claim pertains. The determination of whether a compound, formulation, process or product is Covered by a particular Valid Claim shall be made on a country-by-country basis.

1.24	Data Package

The term “Data Package” shall mean, with respect to a Termination Product, all material information in Roche’s Control that relates to the safety, efficacy, toxicity and potential adverse effects related to the Termination Product, and all Regulatory Approvals and filings therefor for the Termination Product.

1.25	Delivery Device

The term “Delivery Device” shall mean an electroporation-based DNA delivery device developed using Inovio’s proprietary DNA delivery technology necessary or useful for the delivery of a Product. Delivery Device shall include all future versions and delivery devices developed by Inovio, jointly by the Parties, or by Roche in connection with the exercise of Roche’s option to optimize the Delivery Device in accordance with Section 5.4.3.

1.26	Delivery Device Patents

The term “Delivery Device Patents” shall mean all patent rights owned or Controlled by Inovio which Cover the Delivery Device.

1.27	Development Plan

The term “Development Plan” shall mean any plan for collaborative clinical development of a Product outlining the work expected to be performed by Inovio and Roche, as such plan may be updated from time to time as provided in this Agreement. There may be more than one (1) Development Plan, including, for example: (i) a 5150 Product Development Plan, (ii) RC Product Development Plan(s), and (iii) an HBV Product Development Plan.

1.28	DNA Plasmid

The term “DNA Plasmid” shall mean a plasmid that encodes for at least one (1) Antigen and was either (i) selected by Inovio and provided to Roche under this Agreement, or (ii) was synthesized by or on behalf of a Party in the course of a Research Program hereunder. For example, the DNA Plasmids in the 5150 Product encode engineered PSA and PSMA, and the DNA Plasmids in the HBV Product encode HBV consensus core protein, HBV clade A consensus large surface antigen, and HBV clade C surface consensus large surface antigen.

1.29	Effective Date

The term “Effective Date” shall mean September 9, 2013.

1.30	EMA

The term “EMA” shall mean the European Medicines Agency or any successor agency with responsibilities comparable to those of the European Medicines Agency.

1.31	Enabling Technologies

The term “Enabling Technologies” shall mean (a) DNA leader sequences, (b) DNA Adjuvants, and/or (c) DNA vectors.

1.32	Enabling Technology Patents

The term “Enabling Technology Patents” shall mean all Patent Rights owned or Controlled by Inovio which Cover the Enabling Technologies, a complete list of Enabling Technology Patents as of the Effective Date is set forth in Appendix 1.54.

1.33	EU

The term “EU” shall mean the European Community and all its then current member countries.

1.34	Existing Agreements

The term “Existing Agreements” shall mean the UPenn Agreement, Sphergen Cross-License, and VGXI Supply Agreement.

1.35	Expert

The term “Expert” shall mean a person with no less than ten (10) years of pharmaceutical industry experience and expertise having occupied at least one senior position within a large pharmaceutical company relating to product development and/or licensing but excluding any current or former employee or consultant of either Party. Such person shall be fluent in the English language.

1.36	FBMC

The term “FBMC” shall mean Inovio’s fully burdened manufacturing cost as such calculated on a consistent basis by Inovio in accordance with generally accepted accounting practices.

1.37	FDA

The term “FDA” shall mean the US Food and Drug Administration.

1.38	FDCA

The term “FDCA” shall mean the US Food, Drug and Cosmetics Act.

1.39	Field

The term “Field” shall mean all uses.

1.40	First Commercial Sale

The term “First Commercial Sale” shall mean, on a country-by-country basis, the first invoiced sale of a Product to a Third Party by the Roche Group following the receipt of any Regulatory Approval required for the sale of such Product, or if no such Regulatory Approval is required, the date of the first invoiced sale of a Product to a Third Party by the Roche Group in such country.

1.41	FTE

The term “FTE” shall mean a full-time equivalent person-year, based upon a total of no less than one thousand eight hundred (1,800) working hours per year, undertaken in connection with the conduct of research in the Research Program. In no circumstance can the work of any given person exceed one (1) FTE.

1.42	FTE Rate

The term “FTE Rate” shall mean a fully burdened rate ‘’’’ ‘’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’ ‘’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’ ‘’’’’’’’’’’ ‘’’’’’’’’ ‘’’’’’’’’’’’, and incorporates all of Inovio’s internal costs for performing its obligations under the Research Plan. The FTE Rate includes the costs of infrastructure and supplies used in the ordinary course of providing such services (including consumables).

1.43	GLP Tox

The term “GLP Tox” shall mean a toxicology study that is conducted in compliance with Good Laboratory Practice and is intended to be used or is actually used to meet the requirements for filing an IND.

1.44	GMP

The term “GMP” shall mean Good Manufacturing Practice according to the then current guidelines of the ICH (International Conference on Harmonization of Technical Requirement for Registration of Pharmaceuticals for Human Use).

1.45	Group Sublicensee

The term “ Group Sublicensee” shall mean any Sublicensee that is (i) not an Affiliate of Roche; (ii) directly or indirectly controlled by Roche; and (iii) consolidated within Roche’s externally published audited financial statements. The term “control” in the previous sentence means the direct or indirect ownership of more than fifty percent (>50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise.

1.46	Handle

The term “Handle” shall mean preparing, filing, prosecuting (including interference and opposition proceedings) and maintaining (including interferences, reissue, re-examination, post grant reviews, inter partes reviews, and opposition proceedings), whether in-house or through an external law firm.

1.47	HBV

The term “HBV” shall mean hepatitis B virus.

1.48	HBV Product

The term “HBV Product” shall mean a product that contains as an active ingredient at least one (1) DNA Plasmid that encodes for HBV consensus core protein and/or HBV clade A consensus large surface antigen and/or HBV clade C consensus large surface antigen found in the Inovio DNA vaccine known as INO-1800.

1.49	IFRS

The term “IFRS” shall mean International Financial Reporting Standards.

1.50	IND

The term “IND” shall mean an application as defined in the FDCA and applicable regulations promulgated by the FDA, or the equivalent application to the equivalent agency in any other country or group of countries, the filing of which is necessary to commence clinical testing of the Products in humans.

1.51	Initiation

The term “Initiation” shall mean with respect to a Clinical Study, the date that a human is first dosed with the Product in a Clinical Study approved by the respective Regulatory Authority.

1.52	Inovio 5150 Trial

The term “Inovio 5150 Trial” shall mean that Phase I Study conducted in accordance with the Inovio 5150 Trial Plan and consistent with Section 5.1.1.

1.53	Inovio 5150 Trial Plan

The term “Inovio 5150 Trial Plan” shall mean the plan for the conduct of the Inovio 5150 Trial, including the budget, which is current and agreed as of the Effective Date .

1.54	Inovio Background Patent Rights

The term “Inovio Background Patent Rights” shall mean all Patent Rights owned or Controlled by Inovio as of the Effective Date and during the Agreement Term which are useful or necessary to research, develop, manufacture or commercialize Products and Delivery Devices, including the Delivery Device Patents and Enabling Technology Patents, associated therewith, a complete listing of these patent rights as of the Effective Date are set forth in Appendix 1.54 in which such Patent Rights are categorized as Product Patents, Device Patents, and Enabling Technology Patents.

1.55	Inovio IP Rights

The term “Inovio IP Rights” shall mean the Inovio Patent Rights and Inovio Know-How.

1.56	Inovio Know-How

The term “Inovio Know-How” shall mean the Know-How that Inovio Controls at the Effective Date and during the Agreement Term.

1.57	Inovio Patent Rights

The term “Inovio Patent Rights” shall mean the Inovio Background Patent Rights and any Patent Rights claiming an Inovio Invention.

1.58	Insolvency Event

The term “Insolvency Event” shall mean circumstances under which a Party (i) has a receiver or similar officer appointed over all or a material part of its assets or undertaking; (ii) passes a resolution for winding-up (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court makes an order to that effect or a court makes an order for administration (or any equivalent order in any jurisdiction); (iii) enters into any composition or arrangement with its creditors (other than relating to a solvent restructuring); (iv) ceases to carry on business; (v) is unable to pay its debts as they become due in the ordinary course of business.

1.59	Invention

The term “Invention” shall mean an invention that is conceived or reduced to practice in connection with any activity carried out pursuant to this Agreement. Under this definition, an Invention may be made by employees or consultants of Inovio solely or jointly with a Third Party (an “Inovio Invention”), by employees or consultants of the Roche Group solely or jointly with a Third Party (a “Roche Invention”), or jointly by employees or consultants of Inovio and a member of the Roche Group with or without a Third Party (a “Joint Invention”).

1.60	Joint IP

The term “Joint IP” shall mean the Joint Patent Rights and Joint Know-How.

1.61	Joint Know-How

The term “Joint Know-How” shall mean Know-How that is made jointly by the Parties or their Affiliates or their Sublicensees in connection with any activity carried out pursuant to this Agreement.

1.62	Joint Patent Rights

The term “Joint Patent Rights” shall mean all Patent Rights Covering a Joint Invention or an Inovio Invention jointly owned by Inovio and Roche.

1.63	JSC

The term “JSC” shall mean, as applicable, one or both of the joint steering committees described in Article 4.

1.64	Know-How

The term “Know-How” shall mean data, knowledge and information, including materials, samples, chemical manufacturing data, toxicological data, pharmacological data, preclinical data, assays, platforms, formulations, specifications, quality control testing data, that are necessary or useful for the discovery, manufacture, development or commercialization of Products.

1.65	Net Sales

The term “Net Sales” shall mean, for a Product in a particular period, the amount calculated by subtracting from the Sales of such Product for such period: (i) a lump sum deduction of four percent (4%) of Sales in lieu of those deductions that are not accounted for on a Product-by-Product basis (e.g., freight, postage charges, transportation insurance, packing materials for dispatch of goods, custom duties); (ii) uncollectible amounts accrued during such period based on a proportional allocation of the total bad debts accrued during such period and not already taken as a gross-to-net deduction in accordance with the then currently used IFRS in the calculation of Sales of such Product for such period; (iii) credit card charges (including processing fees) accrued during such period on such Sales and not already taken as a gross-to-net deduction in accordance with the then currently used IFRS in the calculation of Sales of such Product for such period; and (iv) government mandated fees and taxes and other government charges accrued during such period not already taken as a gross-to-net deduction in accordance with the then currently used IFRS in the calculation of Sales of such Product for such period, including, for example, any fees, taxes or other charges that become due in connection with any healthcare reform, change in government pricing or discounting schemes, or other action of a government or regulatory body.

1.66	Oncology Product

The term “Oncology Product” shall mean a 5150 Product or an RC Product.

1.67	Option Period

The term “Option Period” shall mean the period of time beginning on the Effective Date and continuing until six (6) months after Roche receives a final report following expiration or termination of the Oncology Research Program.

1.68	Option Right

The term “Option Right” shall mean the option right granted to Roche in Section 3.4.1 of this Agreement.

1.69	Orphan Drug Product

The term “Orphan Drug Product” shall mean, with respect to a given Product sold in a given country of the Territory by Roche, its Affiliate or Sublicensee, a product sold by a Third Party in such country that is approved as an orphan drug under the Orphan Drug Action of 1983, as amended (or successor law or regulation), or equivalent regulatory approval granted by another Regulatory Authority.

1.70	Party

The term “Party” shall mean Inovio or Roche, as the case may be, and “Parties” shall mean Inovio and Roche collectively.

1.71	Patent Rights

The term “Patent Rights” shall mean all rights under any patent or patent application, in any country of the Territory, including any patents issuing on such patent application, and further including any substitution, extension or supplementary protection certificate, reissue, reexamination, renewal, division, continuation or continuation-in-part of any of the foregoing.

1.72	Phase I Study

The term “Phase I Study” shall mean a human clinical trial in any country that would satisfy the requirements of 21 C.F.R. § 312.21(a) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.73	Phase II Study

The term “Phase II Study” shall mean a human clinical trial, for which the primary endpoints include a determination of dose ranges and/or a preliminary determination of efficacy in patients being studied as described in 21 C.F.R. § 312.21(b) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.74	Phase III Study

The term “Phase III Study” shall mean a human clinical trial that is prospectively designed to demonstrate statistically whether a product is safe and effective for use in humans in a manner sufficient to obtain regulatory approval to market such product in patients having the disease or condition being studied as described in 21 C.F.R. § 312.21(c) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.75	Product

The term “Product” shall mean any product that is a 5150 Product, RC Product, and/or HBV Product, regardless of its finished form or formulation or dosage. A Product may optionally include one or more Adjuvants. Product does not include the Delivery Device.

1.76	RC Product

The term “RC Product” means a product containing or comprising a vaccine first reduced to practice under the Oncology Research Collaboration, which is directed to an RC Target for which Roche has exercised its Option Right and does not contain a DNA Plasmid that encodes for the engineered PSA and/or PSMA encoded by the Inovio DNA vaccine known as INO-5150.

1.77	Regulatory Approval

The term “Regulatory Approval” shall mean any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations by Regulatory Authority, necessary for the manufacture and sale of a Product in the Field in a regulatory jurisdiction in the Territory.

1.78	Regulatory Authority

The term “Regulatory Authority” shall mean any national, supranational (e.g., the European Commission, the Council of the European Union, the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity including the FDA, in each country involved in the granting of Regulatory Approval for the Product.

1.79	Research Plan

The term “Research Plan” shall mean the plans of research and preclinical development that is current and agreed as of the Effective Date, outlining the work expected to be performed by Inovio and Roche, as such plan may be updated from time to time as provided in this Agreement. There shall be two (2) Research Plans: (i) Oncology Research Plan, and (ii) HBV Research Plan.

1.80	Research Program

The term “Research Program” shall mean the activities undertaken by the Parties pursuant to a Research Plan to identify and preclinically develop DNA vaccines, and such other activities as the Parties may agree in writing. There are envisaged two (2) Research Programs: (i) an Oncology Research Program, and (ii) an HBV Research Program. As used herein, the term “Research Program” shall be deemed to mean either or both the Oncology Research Program and the HBV Research Program, as applicable.

1.81	Roche Group

The term “Roche Group” shall mean collectively Roche, its Affiliates and its Sublicensees.

1.82	Roche IP Rights

The term “Roche IP Rights” shall mean the Roche Know-How and Roche Patent Rights.

1.83	Roche Know-How

The term “Roche Know-How” shall mean all Know-How that Roche Controls during the Agreement Term and which is necessary for the development or commercialization of Products.

1.84	Roche Patent Rights

The term “Roche Patent Rights” shall mean all Patent Rights Covering a Product or Improvements to Inovio Background Technology that Roche Controls (excluding via licenses granted to Roche from Inovio under this Agreement) during the Agreement Term. For purposes of clarity, the Patent Rights identified in Appendix 1.84 are specifically excluded from the Roche Patent Rights.

1.85	Royalty Term

The term “Royalty Term” shall mean, with respect to a Product and for a given country, the period of time commencing on the date of First Commercial Sale of the Product in such country and ending on the later of the date that is (a) ten (10) years after the date of the First Commercial Sale of the Product in such country, or (b) the expiration of the last to expire Inovio Patent Right or Joint Patent Right in such country Covering the use, import, offering for sale, or sale of the Product in such country. With regard to the calculation of the ten (10) year period, the EU shall be considered as one country, provided there is a centralized EMA regulatory filing.

1.86	Sales

The term “Sales” shall mean, for a Product in a particular period, the sum of (i) and (ii):

i) the amount stated in Roche “Sales” line of its externally published audited financial statements with respect to such Product for such period (excluding sales to any Sublicensees that are not Affiliates of Roche). This amount reflects the gross invoice price at which such Product was sold or otherwise disposed of (other than for use as clinical supplies or free samples) by Roche, its Affiliates and Group Sublicensees to such Third Parties (excluding sales to any Sublicensees that are not Affiliates of Roche) in such period reduced by gross-to-net deductions, if not previously deducted from such invoiced amount, taken in accordance with the then currently used IFRS.

By way of example, the gross-to-net deductions taken in accordance with IFRS as of the Effective Date include the following:

a)	credits, reserves or allowances granted for (i) damaged, outdated, returned, rejected, withdrawn or recalled Product, (ii) wastage replacement and short-shipments; (iii) billing errors and (iv) indigent patient and similar programs (e.g., price capitation);

b)	governmental price reductions and government mandated rebates;

c)	chargebacks, including those granted to wholesalers, buying groups and retailers;

d)	customer rebates, including cash sales incentives for prompt payment, cash and volume discounts; and

e)	taxes, duties and any other governmental charges or levies imposed upon or measured by the import, export, use, manufacture or sale of a Product (excluding income or franchise taxes).

For the purpose of clarity, sales by Roche and its Affiliates to any Third Party Sublicensee and Group Sublicensee shall be excluded from “Sales”.

ii) for Sublicensees, excluding Compulsory Sublicensees, that are not Roche Affiliates, the sales amounts reported to Roche and its Affiliates in accordance with the Sublicensee’s contractual terms and their then-currently used accounting standards. Sales under a Compulsory Sublicense shall be excluded from Sales, and instead shall be addressed in accordance with Section 6.6.2.7.

1.87	Sphergen Cross-License

The term “Sphergen Cross-License” shall mean the agreement between Sphergen, having its registered office at Genopole Enterprise 4 rue Pierre Fontaine 91058 Evry cedex, and Genetronics, Inc., a wholly owned subsidiary of Inovio, dated May 3, 2006, as amended.

1.88	Sublicensee

The term “Sublicensee” shall mean an entity to which Roche or its Affiliates have licensed rights pursuant to this Agreement.

1.89	Territory

The term “Territory” shall mean all countries of the world.

1.90	Third Party

The term “Third Party” shall mean a person or entity other than (i) Inovio or any of its Affiliates or (ii) a member of the Roche Group.

1.91	Third Party Product

The term “Third Party Product” shall mean a Bioequivalent Product or Orphan Drug Product.

1.92	UPenn Agreement

The term “UPenn Agreement” shall mean the agreement between VGX Pharmaceuticals, Inc. (a fully owned subsidiary of Inovio) and the Trustees of the University of Pennsylvania dated April 16, 2007, as amended.

1.93	UPenn Patent Rights

The term “UPenn Patent Rights” shall mean all Patent Rights Controlled by Inovio by virtue of the UPenn Agreement.

1.94	US

The term “US” shall mean the United States of America and its territories and possessions.

1.95	US$

The term “US$” shall mean US dollars.

1.96	Valid Claim

The term “Valid Claim” shall mean, as applicable, a claim in any (i) unexpired and issued patent encompassed by the Inovio Patent Rights that has not been disclaimed, revoked or held invalid by a final nonappealable decision of a court of competent jurisdiction or government agency or (ii) pending patent application in any country of the Territory that (a) is on file with the applicable patent office and has shown evidence of reasonably consistent activity to advance to issuance of a patent and (b) which application is on file with the applicable patent office for no more than seven (7) years from the earliest date to which the patent application claims its earliest priority.

1.97	VGXI Supply Agreement

The term “VGXI Supply Agreement” shall mean the agreement among VGXI, Inc., VGX International, Inc., and VGX Pharmaceuticals, Inc. dated June 28, 2008, as amended.

1.98	Additional Definitions

Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
5150 Development Support Payments	5.1.2.1
Accounting Period	7.1
Alliance Director	4.7
Bankruptcy Code	16.1
Breaching Party	15.2.1
CAPA Plan	5.4.1
Chairperson	4.2
Decision Period	10.5
Development and Commercialization License	3.2
Device Supply Agreements	5.4.2
Disclosing Party	1.18
DSRP Report	7.2

Definition	Section
EEC	1.52
EH&S	5.5
Enabling Technologies	1.31
HBV Development and Commercialization License	3.4.4
H-W Suit Notice	10.9
Improvements to Inovio Background Patent Rights	3.3
Indemnified Party	12.3
Indemnifying Party	12.3
Initiating Party	10.5
Joint Invention	1.59
Members	4.2
Inovio Invention	1.59
Non-Breaching Party	15.2.1
Option Period	1.66
Patent Term Extensions	10.11
Payment Currency	7.5
Peremptory Notice Period	15.2.1
Product Supply Agreements	5.3.1
Publishing Notice	14.4
Publishing Party	14.4
RC Adjuvant	2.1.3.1
RC Development and Commercialization License	3.4.3
RC Targets	2.1.3.1
Receiving Party	1.18
Reference Product Sponsor	10.10
Research Term	2.1.6
Roche Invention	1.59
Samples	15.3.1(a)
Sensitive Information	16.2
Settlement	10.5
SPCs	10.11
Suit Notice	10.5
Termination Product	15.3.1
Third Party Offset	6.6.2.6

2.	Research Collaboration

2.1	Conduct of the Research Programs

2.1.1	Scope

Roche and Inovio shall conduct mutually agreed Research Programs pursuant to the Research Plans. There shall be an Oncology Research Program and an HBV Research Program. The activities conducted in connection with the Research Program will be overseen by the applicable JSC.

2.1.2	Diligent Efforts

Roche and Inovio shall each use Commercially Reasonable Efforts to perform their respective tasks and obligations in conducting all activities ascribed to it in the then-current Research Plan, in accordance with the time parameters set forth therein.

2.1.3	Research Plans

The appropriate JSC will agree upon any updates or changes to the relevant Research Plan, including required deliverables from Inovio. Each Research Plan will set forth (i) the scope of the relevant Research Program and the resources that will be dedicated to the activities contemplated within the scope of the relevant Research Program, including the responsibilities of each Party, (ii) specific objectives for each year, which objectives will be updated or amended, as appropriate, by the appropriate JSC as research progresses, (iii) detailed budgets for such activities, (iv) Inovio personnel assigned to the core team and the assignment of other Inovio personnel from specified functional areas, and (v) any activities to be performed by Third Party contractors. The appropriate JSC shall review the relevant Research Plan on an ongoing basis and may amend the Research Plan. Any such changes shall be reflected in written amendments to the relevant Research Plan

2.1.3.1	Oncology Research Plan

The objective of the Oncology Research Plan is to establish a research collaboration on up to five (5) Antigen targets (“RC Targets”) with primary activity in oncology indications and up to two (2) Adjuvants (“RC Adjuvants”) to be nominated by Roche and mutually agreed by the Parties. If, during the Research Term, the Parties discontinue work on one or more RC Targets or RC Adjuvants, then Roche may nominate an Antigen target or Adjuvant to replace each discontinued RC Target or Adjuvant, as applicable. Roche and Inovio shall collaborate to develop DNA vaccines directed to the RC Targets in accordance with the mutually agreed Oncology Research Plan.

2.1.3.2	HBV Research Plan

The objective of the HBV Research Plan is to further research and develop the INO-1800 DNA vaccine and potentially backup DNA vaccines based thereon.

2.1.3.3	Funded Inovio FTEs.

‘’’’’’’’’’’’’’ ‘’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’ ‘’’’’’’ ‘’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’ ‘’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’ of the research and other activities for which Inovio is responsible under the Oncology Research Plan. Each individual included in the funded FTEs shall possess a bachelor’s degree or higher in a relevant scientific discipline and shall be experienced in the type of research or other activities to be performed by such individual under the Research Plan. At Roche’s request, Inovio shall provide resumes or curricula vitae for funded FTEs in order for Roche to ensure such individuals have the appropriate qualifications.

2.1.3.4	Third Party Contractors.

If specified in the Research Plan, or agreed to in writing by the JSC, Inovio may use Third Party contractors to perform Inovio’s activities under the Research Plan, provided Inovio shall ensure such activities are subject to a written agreement under which such third party contractor assigns and/or exclusively licenses all right, title and interest in the results of such activities to Inovio.

2.1.4	Personnel

The Inovio personnel assigned to work on the Research Plan shall comprise a core team which will be dedicated to such plan. Inovio shall use the collaboration funding it receives from Roche solely to carry out its activities under a Research Program in accordance with this Agreement. Roche, upon request of Inovio and at Roche’s discretion, may provide in-kind contributions to Inovio.

2.1.5	Exclusivity

Inovio shall work exclusively with Roche on the RC Targets and Products during the Research Term and, if applicable, the Option Period. For clarity, RC Target exclusivity extends beyond the uniquely identifiable gene product encoded by a DNA Plasmid to post-translational modifications or variants of such product, as well as proteins, protein-constructs, peptides and other immunogens derived therefrom. This Section 2.1.5 shall not limit Inovio’s right to use the Delivery Device or Enabling Technologies in connection with other products that are not Products.

2.1.6	Research Term

Each Research Program shall commence on the Effective Date and shall continue until (i) for the Oncology Research Program, three (3) years unless terminated earlier in accordance with the other provisions of this Agreement, or (ii) for the HBV Research Program, until the completion or cessation of the activities under the HBV Research Plan. The duration of each Research Program is its research term (“Research Term”).

2.2	Records; Reports

2.2.1	Progress Reports

At least quarterly during the Research Term for each Research Program, Inovio shall prepare and provide to the JSC a detailed written report summarizing the progress of the work performed by Inovio in the course of the Research Program during the preceding Calendar Quarter. Within sixty (60) days after completion or cessation of the HBV Research Program, Inovio shall provide to Roche a final written report summarizing its activities under the HBV Research Program, including any material data and information generated in the course of the HBV Research Program not previously provided to Roche. With regard to the Oncology Research Program, with respect to each RC Target, within sixty (60) days after completion or cessation of the Oncology Research Plan activities related to such RC Target, Inovio will provide to Roche a written final report summarizing its activities under the Oncology Research Program related to such RC Target, including any material data and information generated in the course of the Oncology Research Program not previously provided to Roche.

2.2.2	Materials

During the Research Term and, if applicable, the Option Period, at Roche’s request, Inovio will provide Roche with reasonable quantities of those vaccines or other materials generated during the Oncology Research Program to allow Roche to conduct activities related to the Research Program and as necessary or useful for determining whether to exercise its option for a RC Target.

2.2.3	Research Records

Each Party shall maintain records of the Research Programs (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved by or on behalf of such Party in the performance of the Research Programs. All laboratory notebooks shall be maintained for no less than the term of any Patent Rights issuing therefrom.

3.	Licenses and Exclusive Option Right

3.1	Research Cross License

Each Party grants to the other Party, on a Research Program-by-Research Program basis, a non-exclusive right and license under Know-How and Patent Rights Controlled by such Party and that are necessary or useful for performing the activities assigned under the applicable Research Plan.

3.2	5150 Product Development and Commercialization License

Inovio hereby grants to Roche:

a) a sole and exclusive (even as to Inovio), worldwide, irrevocable, royalty-bearing right and license (with the right to sublicense through multiple tiers) under the Inovio IP Rights and Inovio’s interest in the Joint Patent Rights and Joint Know-How to research, have researched, develop, have developed, register, have registered, use, have used, make, have made import, have imported, export, have exported, market, have marketed, distribute, have distribute, offer to sell, sell and have sold 5150 Products in the Field in the Territory; and

b) an exclusive, worldwide, irrevocable, royalty-free right and license (with the right to sublicense through multiple tiers) under the Inovio IP Rights and Inovio’s interest in the Joint Patent Rights and Joint Know-How to research, have researched, develop, have developed, register, have registered, use, have used, make, have made import, have imported, export, have exported, market, have marketed, distribute, have distribute, offer to sell, sell and have sold Delivery Devices and Enabling Technologies for the sole purpose of use in connection with 5150 Product(s) in the Field in the Territory; and

c) a sole and exclusive (even as to Inovio), worldwide, irrevocable, royalty-free right and license (with the right to sublicense through multiple tiers) under the Inovio Patent Rights and Inovio Know-How and Inovio’s interest in the Joint Patent Rights and Joint Know-How to research, have researched, develop, have developed, register, have registered, use, have used, make, have made import, have imported, export, have exported, market, have marketed, distribute, have distribute, offer to sell, sell and have sold Companion Diagnostics for 5150 Products in the Field in the Territory.

d) Roche hereby grants to the Inovio a non-exclusive right and license under Know-How and Patent Rights Controlled by Roche and that are necessary or useful for performing the activities assigned to Inovio under the 5150 Product Development Plan.

3.3	License to Inovio for Improvements to Inovio Background Technology

Roche hereby grants to Inovio a non-exclusive, worldwide, irrevocable, sub licensable license under those patent rights Controlled by Roche that claim a Roche Invention, to make, use, sell, offer for sale and import inventions that are both (i) improvements to inventions Covered by Device Patents and Enabling Technology Patents within the Inovio Background Patent Rights and (ii) conceived, reduced to practice, or otherwise first made, discovered, or created pursuant to the activities conducted under a Research Program or pursuant to a Development Plan by Roche or its Affiliates, and/or their employees, contractors or agents (“Improvements to Inovio Background Patent Rights”). This license shall be royalty-free unless Roche has expended more than ‘’’’’’’’’’’ ‘’’’’’’’’’’’’’ ‘’’’’’’ ‘’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ in the development of the Delivery Device, in which case the license shall be on commercially reasonable terms to be negotiated in good faith by the Parties. Inovio shall have the right to use Improvements to Inovio Background

Patent Rights in Third Party collaborations provided that ‘’’’’ ‘’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’ ‘’’’’’’’’’’ ‘’’’’ ‘’’’’’’’’’’’’’ ‘’’ ‘’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’ ‘’’’’’’’’’ ‘’’’’ ‘’’’’’’’’’’’ ‘’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’ ‘’’’’’’’’’’’’’’’’’’ ‘’’’’ ‘’’’’’’’’ ‘’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’ ‘’’’’’ ‘’’’’ ‘’’’’’ ‘’’’’’’’’’’’’’’ ‘’’’ ‘’’’’’’’’’ ‘’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’ ‘’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’ ‘’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’ ‘’’’’ ‘’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’ ‘’’’’’’’’’ ‘’’’’’ ‘’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’ ‘’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’ ‘’’’’’’ ‘’’’’’’’’’’’’ ‘’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’ ‘’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’ ‘’’’’’’’’’ ‘’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’ ‘’’’’’’’’ ‘’’’’’’’’’’ ‘’’’’’’’’’’’’’’’ ‘’’’’’’’’’ ‘’’’’’’’’’’ ‘’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’ ‘’’’’’’ ‘’’’’’’’’’’’’’’ ‘’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’ ‘’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’ Notwithstanding anything to the contrary, Improvements to Inovio Background Patent Rights exclude the right to research, have researched, develop, have developed, register, have registered, use, have used, make, have made import, have imported, export, have exported, market, have marketed, distribute, have distribute, offer to sell, sell and have sold Products and Companion Diagnostics.

3.4	Option Right

3.4.1	Grant of Option Right

For each RC Target included under the Oncology Research Program, Inovio hereby grants to Roche during the Option Period an exclusive right to obtain the RC Development and Commercialization License set forth in Section 3.4.3 (the “Option Right”).

3.4.2	Exercise of Option Right

On a RC Target-by-RC Target basis, Roche shall have the right to exercise the Option Right at any time during the Option Period by giving a written notice to Inovio indicating the RC Target(s) (including any associated Product(s)) selected by Roche to be included in the RC Development and Commercialization License. At the end of the exclusive Option Period (including any extensions thereof), Roche’s Option Right shall expire.

3.4.3	RC Development and Commercialization License

For any RC Target(s) that Roche selects to exercise its Option Right in accordance with Section 3.4.2, which upon exercise, Products directed to each such RC Target then shall be referred to as an RC Product; Inovio hereby grants to Roche:

a) a sole and exclusive (even as to Inovio), worldwide, irrevocable, royalty-bearing right and license (with the right to sublicense through multiple tiers) under the Inovio IP Rights and Inovio’s interest in the Joint Patent Rights and Joint Know-How to research, have researched, develop, have developed, register, have registered, use, have used, make, have made import, have imported, export, have exported, market, have marketed, distribute, have distribute, offer to sell, sell and have sold (i) such RC Products and/or (ii) Products directed to such RC Target, in each case (i) and (ii) in the Field in the Territory; and

b) an exclusive, worldwide, irrevocable, royalty-free right and license (with the right to sublicense through multiple tiers) under the Inovio Patent Rights and Inovio Know-How and Inovio’s interest in the Joint Patent Rights and Joint Know-How to research, have researched, develop, have developed, register, have registered, use, have used, make, have made import, have imported, export, have exported, market, have marketed, distribute, have distribute, offer to sell, sell and have sold Delivery Devices and Enabling Technologies for the sole purpose of use in connection with (i) such RC Product(s) and/or (ii) Products directed to such RC Target in each case (i) and (ii) in the Field in the Territory; and

c) a sole and exclusive (even as to Inovio), worldwide, irrevocable, royalty-free right and license (with the right to sublicense through multiple tiers) under the Inovio IP Rights and Inovio’s interest in the Joint Patent Rights and Joint Know-How to research, have researched, develop, have developed, register, have registered, use, have used, make, have made import, have imported, export, have exported, market, have marketed, distribute, have distribute, offer to sell, sell and have sold Companion Diagnostics for (i) such RC Products and/or (ii) Products directed to such RC Target, in each case (i) and (ii) in the Field in the Territory (a, b, and c, collectively, the “RC Development and Commercialization License”).

3.4.4	HBV Development and Commercialization License

Inovio hereby grants to Roche:

a) a sole and exclusive (even as to Inovio), worldwide, irrevocable, royalty-bearing right and license (with the right to sublicense through multiple tiers) under the Inovio IP Rights and Inovio’s interest in the Joint Patent Rights and Joint Know-How to research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distribute, offer to sell, sell and have sold HBV Products in the Field in the Territory; and

b) an exclusive, worldwide, irrevocable, royalty-free right and license (with the right to sublicense through multiple tiers) under the Inovio IP Rights and Inovio’s interest in the Joint Patent Rights and Joint Know-How to research, have researched, develop, have developed, register, have registered, use, have used, make, have made import, have imported, export, have exported, market, have marketed, distribute, have distribute, offer to sell, sell and have sold Delivery Devices and Enabling Technologies for the sole purpose of use in connection with HBV Product(s) in the Field in the Territory; and

c) a sole and exclusive (even as to Inovio), worldwide, irrevocable, royalty-free right and license (with the right to sublicense through multiple tiers) under the Inovio IP Rights and Inovio’s interest in the Joint Patent Rights and Joint Know-How to research, have researched, develop, have developed, register, have registered, use, have used, make, have made import, have imported, export, have exported, market, have marketed, distribute, have distribute, offer to sell, sell and have sold Companion Diagnostics for HBV Products in the Field in the Territory (a, b, and c, collectively, the “HBV Development and Commercialization License”).

3.5	Retained Rights

At the end of the Option Period, Inovio shall retain all rights under Inovio’s interest in the Inovio IP Rights; and Inovio’s interest in the Joint Patent Rights and Joint Know-How to any RC Targets generated by Inovio under the Oncology Research Program and not selected by Roche in exercising its Option Right.

4.	Governance

4.1	Joint Steering Committee

Within thirty (30) days after the Effective Date of this Agreement, the Parties shall establish a JSC for each of the Oncology Research Program and the HBV Research Program to oversee the research activities under this Agreement. If a Research Program moves to development, and the Parties agree to conduct joint development activities, then the JSC for such Research Program shall continue for the duration of any joint development activities related to such development activities. For clarity, the JSC shall oversee the presently planned Phase I Study and the timing of the transition of clinical activities to Roche.

4.2	Members

Each JSC shall be composed of an equal number of persons (“Members”) from each Party. Roche and Inovio each shall appoint Members with appropriate seniority and functional expertise. The number of Members on the JSC shall be decided by the mutual agreement of the Parties based on the needs of the JSC. Each Party may replace any of its Members and appoint a person to fill the vacancy arising from each such replacement. A Party that replaces a Member shall notify the other Party at least ten (10) days prior to the next scheduled meeting of the JSC. Both Parties shall use Commercially Reasonable Efforts to keep an appropriate level of continuity in representation. Both Parties may invite a reasonable number of additional experts and/or advisors to attend part or the whole JSC meeting with prior notification to the JSC. Members may be represented at any meeting by another person designated by the absent Member. The JSC shall be chaired by a Roche Member (“Chairperson”).

4.3	Responsibilities of the JSC

Each JSC shall have the responsibility and authority to:

a)	approve the Research Plan and Development Plan, if applicable, and associated budgets;

b)	revise and approve any revisions to the Research Plan and Development Plan, if applicable, and associated budgets;

c)	review and oversee the Research Program and execution of the Research Plan, and the development activities under any agreed upon Development Plan, if applicable;

d)	revise and approve any revisions to the CAPA Plan;

e)	review and oversee the execution of the CAPA Plan, and the implementation of any activities under the CAPA Plan and subsequent auditing and rectifying activities, if applicable;

f)	discuss in-kind contributions from Roche;

g)	review all data arising out of the Research Program or joint development activities;

h)	review manufacturing activities and plans directed to developing manufacturing capability and capacity;

i)	monitor and advise on activities related to the development, manufacture and supply of the Delivery Device;

j)	make decisions on the Research Plan and Development Plan, if applicable, and associated budgets;

k)	monitor and implement the transfer of Inovio Know-How to Roche;

l)	create subcommittees to the extent necessary for the governance and operation of the activities under this Agreement; and

m)	attempt to resolve any disputes on an informal basis.

The JSC shall have no responsibility and authority other than that expressly set forth in this section.

4.4	Meetings

The Chairperson or his/her delegate shall be responsible for sending invitations and agendas for all JSC meetings to all Members at least ten (10) days before the next scheduled meeting of the JSC. The venue for the meetings shall be agreed by the JSC. The JSC shall hold meetings at least four (4) times per Calendar Year, either in person or by tele-/video-conference, and in any case as frequently as the Members of the JSC may agree shall be necessary.

4.5	Minutes

The Chairperson shall be responsible for designating a Member to record in reasonable detail and circulate draft minutes of JSC meetings to all members of the JSC for comment and review within twenty (20) days after the relevant meeting. The Members of the JSC shall have ten (10) days to provide comments. The Party preparing the minutes shall incorporate timely received comments and distribute finalized minutes to all Members of the JSC within thirty-five (35) days of the relevant meeting. The Chairperson shall approve the final version of the minutes before its distribution.

4.6	Decisions

4.6.1	Decision Making Authority

The JSC shall decide matters within its responsibilities set forth in Section 4.3.

4.6.2	Consensus; Good Faith

The Members of the JSC shall act in good faith to cooperate with one another and seek agreement with respect to issues to be decided by the JSC. The Parties shall endeavor to make decisions by consensus.

4.6.3	Failure to Reach Consensus

If the JSC is unable to decide a matter by consensus, then

a) Roche shall have the final decision authority on any matter with respect to Products that are subject to a Development and Commercialization License; and

b) Roche shall have the final decision authority on any matter under a Research Plan or Development Plan that Roche is funding; and

c) all other matters shall be referred to the Chief Executive Officer of Inovio or equivalent position or his/her nominee and the Head of Roche Partnering or equivalent position or his/her nominee for resolution, who together shall use reasonable and good faith efforts to reach a decision by consensus within thirty (30) days after the date such matter is referred to them. If the Parties still fail to reach a decision within such thirty (30) days, then the final decision shall be Roche’s, which shall be exercised in good faith. Any such decision shall constitute a decision of the JSC.

4.7	Alliance Director

Each Party shall appoint one person to be the point of contact within each Party with responsibility for facilitating communication and collaboration between the Parties (each, an “Alliance Director”). The Alliance Directors shall facilitate resolution of potential and pending issues and potential disputes to enable the JSC to reach consensus and avert escalation of such issues or potential disputes.

4.8	Limitations of Authority

The JSC shall have no authority to amend or waive any terms of this Agreement.

4.9	Expenses

Each Party shall be responsible for its own expenses including travel and accommodation costs incurred in connection with the JSC.

4.10	Lifetime

The JSC shall exist during the Option Period and for so long as the Parties agree to conduct joint development activities.

5.	Clinical Development and Commercialization

5.1	Development

5.1.1	Standards for Development

Inovio shall conduct all development activities assigned to it under this Agreement using Commercially Reasonable Efforts in compliance with all applicable laws and regulations. If Inovio files an IND for any clinical study contemplated by this Agreement, then Inovio shall (i) provide Roche with an opportunity to review the IND prior to Inovio’s initial submission and (ii) make any reasonable revision or amendment to the IND requested by Roche. At the conclusion of any such clinical study, Inovio shall prepare and deliver to Roche a clinical study report detailing the data generated and summarizing the results of such clinical study. Inovio shall keep Roche informed of all communications with Regulatory Authorities and any data and results associated with all such clinical studies, whether generated in such study or peripheral to such study. At Roche’s written request, Inovio shall transfer those INDs it has filed for the clinical studies contemplated by this Agreement to Roche and thereafter Roche shall be responsible for running the study in cooperation with Inovio and the appropriate JSC. At Roche’s request and expense, Inovio shall cooperate and assist Roche as reasonably requested in providing feedback or performing agreed upon activities in accordance with the relevant Development Plan.

5.1.2	Development of Oncology Products

5.1.2.1	Development of 5150 Product

Inovio shall be responsible for filing the mutually agreed IND for the Inovio 5150 Trial and for operational execution of the Inovio 5150 Trial in cooperation with Roche via the JSC. If, after filing the IND, additional toxicology studies are required for the 5150 Product, then Inovio shall conduct these studies, in cooperation with Roche, at Inovio’s expense. Roche shall reimburse Inovio for (a) actual costs and expenses incurred for activities performed in the conduct of the Inovio 5150 Trial, provided that in no event shall the total amount reimbursed by Roche exceed one hundred ten percent (110%) of the total budget amount that is current and agreed as of the Effective Date, or as otherwise approved by the JSC, for the conduct of the Inovio 5150 Trial; and (b) costs and expenses actually incurred by Inovio in the conduct of any other development activities expressly authorized by the JSC under the 5150 Product Development Plan and set forth in the budget provided that in no event shall the total amount reimbursed by Roche exceed one hundred ten percent (110%) of such budget (which costs will not include the aforementioned toxicology study) ((a) and (b) together, the “5150 Development Support Payments”).

5.1.2.2	Development of RC Products

Unless otherwise agreed by the Parties in writing, Roche shall be solely responsible, at its own expense, for filing the IND and for all other development and commercialization activities concerning RC Products, including conducting clinical trials, regulatory submissions, sales and marketing. At Roche’s request and expense, Inovio shall cooperate and assist Roche as reasonably requested in the clinical development of such Products in accordance with the relevant Development Plan.

5.1.3	Development of HBV Products

Unless otherwise agreed by the Parties in writing, Roche shall be solely responsible, at its own expense, for all clinical and commercial development and commercialization activities concerning HBV Products, including conducting clinical trials, regulatory submissions, sales and marketing, except Inovio shall be responsible for filing the mutually agreed IND for the first INO-1800 Phase I Study, and for operational execution of the first INO-1800 Phase I Study in cooperation with Roche via the JSC. Roche shall reimburse Inovio for (a) actual costs and expenses incurred for activities performed in the conduct of the first INO-1800 Phase I Study and approved by the JSC together with a budget, provided that in no event shall the total amount reimbursed by Roche exceed one hundred ten percent (110%) of such budget; and (b) costs and expenses actually incurred by Inovio in the conduct of any other development activities expressly authorized by the JSC under the HBV Development Plan and its associated budget, provided that in no event shall the total amount reimbursed by Roche exceed one hundred ten percent (110%) of such budget.

5.2	Regulatory Responsibility

Except as set forth in Section 5.1.1, Roche, at its sole cost, shall pursue all regulatory affairs related to Products in the Territory including the preparation and filing of applications for regulatory approval, as well as any or all governmental approvals required to develop, have developed, make, have made, use, have used, manufacture, have manufactured, import, have imported, sell and have sold Products. Roche shall be responsible for pursuing, compiling and submitting all regulatory filing documentation, and for interacting with regulatory agencies, for all Products in the Territory. Roche or its Affiliates shall own and file in their discretion all regulatory filings and regulatory approvals for all Products in the Territory. Roche, at its sole cost, shall report to appropriate authorities in accordance with local requirements all adverse events related to use of Products in the Territory.

5.3	Supply in General

5.3.1	In General

Roche shall have the right to assume any and all manufacturing and supply responsibilities for Products at its sole discretion. Manufacture by Inovio pursuant to this agreement may be conducted by Inovio or by Inovio’s Third Party manufacturer provided (i) such Third Party manufacturer is obligated to supply in a manner consistent with the terms and conditions of this Agreement and (ii) Inovio shall be responsible for any breach of these obligations by such Third Party manufacturer. The Parties anticipate that they and/or the Third Party manufacturer and/or their Affiliates will enter into additional agreements that are reasonable and customary in connection with supplying the Products (“Product Supply Agreements”), including manufacturing and quality agreements. The Product Supply Agreements shall contain terms and conditions consistent with this Agreement, in addition to other terms that are reasonable and customary, including provisions to ensure quality and audit by or on behalf of Roche.

5.3.2	Oncology Product Supply

5.3.2.1	Preclinical Supply

Unless otherwise expressly stated in the applicable Research Plan and associated budget, Inovio shall be responsible, at its own expense, for the preclinical manufacture (and, if requested or contemplated by the Research Plan, supply to Roche) of DNA Plasmid (i.e. the active pharmaceutical ingredient), Adjuvant, and the Delivery Device, for use under the Oncology Research Plan.

5.3.2.2	Early Clinical Supply

5.3.2.2.1	5150 Product

Inovio shall be responsible for the manufacture and supply of the 5150 Product and the Delivery Device for use in the clinical development of the 5150 Product, including the completion of the Inovio 5150 Trial. For 5150 Product and Delivery Device manufactured after the Effective Date, Roche shall reimburse Inovio for such manufacture and supply at Inovio’s FBMC or the actual amount paid by Inovio to its current Inovio’s Third Party manufacturer.

5.3.2.2.2	RC Product

At Roche’s Request, Inovio shall be responsible for the manufacture and supply of DNA Plasmid (i.e. the active pharmaceutical ingredient), Adjuvant, and/or the Delivery Device to Roche, an Affiliate, or to a Third Party identified by Roche for use in the clinical development of any RC Product. Such manufacture and supply shall be provided at Inovio’s FBMC or the actual amount paid by Inovio to its current Inovio’s Third Party manufacturer.

5.3.2.3	Pivotal Trial and Commercial Supply

Roche shall consider Inovio as a supplier for the commercial manufacture of DNA Plasmid and/or Adjuvant and/or the Delivery Device, provided that Inovio can demonstrate that it is able to supply Roche with its commercial requirements on commercially reasonable terms. If Inovio is not chosen as a supplier for Roche, and, even if Inovio is chosen as a supplier in order to enable a manufacturing process for DNA Plasmid, Adjuvant and/or the Delivery Device to Roche, or to an Affiliate or Third Party identified by Roche, technology transfer activities will be governed by a technology transfer agreement under commercially reasonable terms.

5.3.3	HBV Product Supply

5.3.3.1	Preclinical Supply

Unless otherwise expressly stated in the applicable Research Plan and associated budget with regard to external costs, Inovio shall be responsible, at its own expense, for the preclinical manufacture (and, if requested or contemplated by the Oncology Research Plan, supply to Roche) of DNA Plasmid (i.e. the active pharmaceutical ingredient), Adjuvant, and the Delivery Device.

5.3.3.2	Early Clinical Supply

Inovio shall manufacture and supply HBV Product and the Delivery Device for Roche for use in the clinical development of the HBV Product. Roche shall reimburse Inovio for such manufacture and supply at Inovio’s FBMC and/or the actual amount paid by Inovio to its current Inovio’s Third Party manufacturer.

5.3.3.3	Pivotal Trial and Commercial Supply

Roche shall consider Inovio as a supplier for the commercial manufacture of DNA Plasmid and/or Adjuvant and/or the Delivery Device, provided that Inovio can demonstrate that it is able to supply Roche with its commercial requirements on commercially reasonable terms. If Inovio is not chosen as a supplier for Roche, and, even if Inovio is chosen as a supplier in order to enable a manufacturing process for DNA Plasmid and the Delivery Device to Roche, or to an Affiliate or Third Party identified by Roche, technology transfer activities will be governed by a technology transfer agreement under commercially reasonable terms.

5.3.4	Transfer of Manufacturing Technology

At any time during the term, following notice from Roche, (i) Inovio shall use diligent efforts to transfer to Roche and/or its Affiliates and/or a Third Party manufacturer designated by Roche, ‘’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’ ‘’’’’’’’’’’’’’’’ ‘’’’’ ‘’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’ ‘’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’ ‘’’’’ ‘’’’’’’ ‘’’’’’’’’’ ‘’’’’ ‘’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’ ‘’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’ ‘’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’ ‘’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’ ‘’’’’’ ‘’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’ ‘’’’ ‘’’’’’’’’’’’ ‘’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’ ‘’’’’’’’’’’’’’’ ‘’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’ and (ii) Inovio shall use diligent efforts to assign or license to Roche and/or its Affiliates and/or a Third Party manufacturer designated by Roche’’ ‘’’’’ ‘’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’ ‘’’’’’’’’’’’’’ ‘’’’’’ ‘’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’ ‘’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’ ‘’’’’ ‘’’’’’’’ ‘’’’’’’’’’’ ‘’’’’ ‘’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’ ‘’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’ ‘’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’ ‘’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’ ‘’’’’’ ‘’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’ ‘’’’ ‘’’’’’’’’’’’ ‘’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’ ‘’’’’’’’’’’’’’’’ ‘’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’ to manufacture Product and Delivery Device. In addition, at Roche’s request Inovio shall use diligent efforts to assist Roche with obtaining additional manufacturing services from ‘’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’ ‘’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ for use in the conduct of clinical trials, ‘’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’ ‘’’’’’ ‘’’’’’’’’’’’’’’ ‘’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’ ‘’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’ ‘’’’’’ ‘’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’ ‘’’’’’ ‘’’’’’’’’’’’ ‘’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’ ‘’’’’ ‘’’’’’’’’’’’’’’ ‘’’’’ ‘’’’’’’ ‘’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’ ‘’’’’’ ‘’’’’’’’’’’ ‘’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’ ‘’’’’ ‘’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’ ‘’’’’ ‘’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’ ‘’’’ ‘’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’ ‘’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’ ‘’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’ ‘’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’ ‘’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’ ‘’’’ ‘’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’ ‘’’’’’’’’ ‘’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’ ‘’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’.

5.4	Development and Supply of Delivery Devices

5.4.1	CAPA Plan. Inovio shall implement and maintain those response and action items identified in the corrective and preventative action plan that is current and agreed as of the Effective Date (the “CAPA Plan”). Inovio shall provide Roche, through the JSC with regular updates on its ongoing compliance with the CAPA Plan. During any time period in which Inovio is supplying the Delivery Device to Roche or is optimizing the Delivery Device that will be supplied to Roche, Roche shall have the right, on reasonable notice to Inovio, to audit Inovio and any Third Party contractors of Inovio to the extent Roche determines is necessary to confirm compliance with the CAPA plan.

5.4.2	Delivery Device Optimization and Supply by Inovio.

5.4.2.1	Subject to Roche’s options set forth in Section 5.4.3 below, the Parties currently anticipate that Inovio will be responsible for the further development and supply to Roche of Delivery Devices that are useful or necessary to deliver any Product and/or conduct activities under this Agreement. The Parties or their Affiliates will enter into a separate Delivery Device supply agreement (“Device Supply Agreements”), including manufacturing and quality agreements, within six (6) months after the Effective Date outlining the terms and conditions of the development, manufacturing and supply of the Delivery Device. The Device Supply Agreement shall contain terms and conditions consistent with this Agreement, in addition to other terms that are reasonable and customary, including provisions to ensure quality and audit by or on behalf of Roche. All costs incurred in such optimization and development shall be shared equally by Inovio and Roche. Delivery Devices shall be provided (i) for clinical trial supply, at Inovio’s FBMC and (ii) for commercial supply, at Inovio’s FBMC plus ‘’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’.

5.4.2.2	Unless Roche opts to internalize development and optimization of the Delivery Device, commencing on the Effective Date, Inovio will provide Roche with regular updates on the further development and optimization of the Delivery Device by Inovio. Updates shall be provided at least every eight (8) weeks and otherwise at Roche’s request. In addition, on reasonable notice, Inovio shall allow representatives of Roche (including Third Party consultants) to be on-site at Inovio to the extent necessary or useful for Roche to monitor and comment on such further development and optimization. Inovio shall endeavor to include or promptly update a Roche representative in Inovio’s meetings and discussions around the further development of the Delivery Device such that Roche has a meaningful opportunity to understand the current status and further timelines for such development

5.4.3	Roche Options for Development and Supply of Delivery Devices. Roche shall have the right, at any time, in its sole discretion, to choose from the following two (2) options with regard to the development and supply of the Delivery Device. Until Roche exercises such right, Inovio shall be responsible for the manufacture and supply of Delivery Devices. Under either option, the Parties or their Affiliates will promptly enter into a separate Delivery Device supply agreement (which agreement shall supersede and replace the then current Device Supply Agreement) outlining the terms and conditions of the development, manufacturing and supply of the Delivery Device The Device Supply Agreement shall contain terms and conditions consistent with this Agreement, in addition to other terms that are reasonable and customary, including provisions to ensure quality and audit by or on behalf of Roche.

5.4.3.1	Option 1: At any time, in its sole discretion and at no additional upfront cost, Roche may opt to co-develop the Delivery Device for supply to Roche hereunder. Each Party shall bear its own expenses related to such co-development. The Parties will share equally any Third Party costs incurred after Roche exercises such option. Each Party shall have the right to oversee and to comment on such development and manufacturing activities, which comments shall be considered in good faith. While the Parties will endeavor to make decisions by consensus, Roche shall retain final decision making authority. Co-developed Delivery Devices supplied to Roche by Inovio shall be provided at Inovio’s FBMC.

5.4.3.2	Option 2: At any time, in its sole discretion and at no additional upfront cost to Roche, Roche may opt to solely develop and supply the Delivery Device. All cost incurred in development shall be borne by Roche. Inovio shall support Roche in such development, including by providing promptly after such election the transfer of technology set forth in Section 5.3.4, and by providing ongoing FTE support to Roche at the FTE Rate. Roche shall keep Inovio reasonably informed about the ongoing development of Delivery Devices.

5.4.4	For clarity, any Roche Inventions resulting from the development by Roche of Delivery Devices under this Section 5.4.3, or under a related Device Supply Agreement, shall be subject to the license granted by Roche to Inovio under Section 3.3.

5.5	GMP

The Parties and/or their Affiliates and/or Third Party manufacturers shall execute, as requested by Roche, agreements, such as a quality agreement, necessary or useful to ensure that all Products and their intermediates and manufacturing facilities comply with GMP and all applicable laws and regulations. Before any supplier or manufacturer implements any changes having regulatory relevance, they shall require Roche’s approval before making such changes. Roche shall have the opportunity to conduct full CMC due diligence and environmental, health and safety (“EH&S”) audits of all suppliers and manufacturers prior to entering into any agreement under this Section 5.5 and any party to an agreement under this Section 5.5 shall implement the changes and improvements stemming from such GMP and EH&S audits.

5.6	Commercialization

Roche, at its own expense, shall have sole responsibility and decision making authority for the marketing, promotion, sale and distribution of Products in the Territory.

5.7	Diligence

Roche shall use Commercially Reasonable Efforts to pursue further development and commercialization of Products in the Territory. For each Research Program, Roche shall be deemed to use Commercially Reasonable Efforts if it respectively pursues development of at least one Oncology Product in at least one indication and at least one HBV Product in one indication. Inovio shall use Commercially Reasonable Efforts to conduct its activities under the Research Plans, Development Plans, manufacturing and supply obligations, and technology transfer obligations.

5.8	Updates to Inovio

For each Research Program, after the Research Term until Initiation of the first Phase II Study for a Product from such Research Program, and upon request of Inovio, Roche shall update Inovio regarding the development and commercialization of Products in the Territory by Roche, its Affiliates and Sublicensees. If Inovio requests an update, Roche shall provide a high level summary, in writing and/or through a meeting (face to face/ tele-presence/videoconference or telephone). Inovio shall not request an update more frequently than twice per Calendar Year.

6.	Payment

6.1	Option Signing and Exclusivity Fee

Within thirty (30) days after the Effective Date and receipt of an invoice from Inovio, in consideration for rights granted herein, Roche shall pay to Inovio a one-time, non-refundable, non-creditable signing and exclusivity fee of Ten Million US Dollars (US$10,000,000), attributable as follows:

a)	‘’’’’’’’’’ ‘’’’’’’’’’’’’’’’ ‘’’’’’’ ‘’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ in consideration for the rights and licenses in the 5150 Product;

b)	‘’’’’’’’’’’ ‘’’’’’’’’’’’’’’ ‘’’’’’’ ‘’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ in consideration for the rights and licenses under the Oncology Research Program; and

c)	‘’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’ ‘’’’’’’ ‘’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ in consideration for the rights and licenses in and to INO-1800 and the HBV Research Program

6.2	Research and Development Support Payments

6.2.1	Oncology

6.2.1.1	5150 Development Support Payments

Roche shall reimburse Inovio for the 5150 Development Support Payments in accordance with Section 5.1.1 and Article 7.

6.2.1.2	Oncology

Roche shall reimburse Inovio for those costs and expenses related to research and development of DNA vaccines directed to the RC Targets under the Oncology Research Plan and the Oncology Development Plan as agreed under the associated budget’’ ‘’’’ ‘’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’ ‘’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’ ‘’’’ ‘’’’’’’ ‘’’’’’’’’’’’ ‘’’’’’’’’’’ ‘’’’’’ ‘’’’’’’’ ‘’’’’’’’’’’ ‘’’’’ ‘’’’’’ ‘’’’ ‘’’’’’’’’’’’’’ ‘’’’’’ ‘’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’ ‘’’’’’ ‘’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’ ‘’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’ ‘’’’’’’’’’’’’’ ‘’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’

6.2.2	HBV

Roche shall reimburse Inovio for those costs and expenses related to the conduct of HBV Research Plan and any associated Development Plan as agreed under the associated budget in the Research Plan or Development Plan, as applicable.

6.3	Development Event Payments

6.3.1	Oncology Product Development Event Payments

‘’’’’’’’’’’’’’’’ ‘’’’’’’’’’’ ‘’’’’’’’’’ ‘’’’’’ ‘’’’ ‘’’’ ‘’’’’’’’’’’ ‘’’’ ‘’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’ ‘’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’ ‘’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’ ‘’’’’’’’’’’’’’’’’ to the achievements of development events with respect to all Oncology Products. The development event payments under this Section 6.3.1 shall be paid by Roche according to the following schedule of development events.

Development Event	Payment for 5150 Product in Prostate Cancer (in US$M)	Payment for RC Product in Prostate Cancer (in US$M)	Payment for 5150 Product or RC Product in up to two (2) Non-Prostate Cancer Indications (in US$M)
	(Column 1)	(Column 2)	(Column 3)
Initiation Phase I Study	‘’’’’’’	‘’’’’’’	‘’’’’’’
Initiation Phase II Study	‘’’’’’	‘’’’’’’’	‘’’’’’’’
Initiation Phase III Study	‘’’’’’	‘’’’’’	‘’’’’’
BLA filing in US	‘’’’’’’	‘’’’’’	‘’’’’
BLA filing in EU	‘’’’’’	‘’’’’’’’	‘’’’’’’
BLA filing in ROW	‘’’’’’’’	‘’’’’’’	‘’’’’’’’
BLA filing in Japan	‘’’’’’’	‘’’’’’’	‘’’’’’’

Total	‘’’’’’’’ ‘’’’’ ‘’’’’’	‘’’’’’’’ ‘’’’ ‘’’’’’’’’’’	‘’’’’’’’ ‘’’’’ ‘’’’’’ ‘’’’’ ‘’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’

Each development event payment in Column 1 and Column 2 shall be paid only once regardless of the number of Oncology Products achieving these development events. Each development event payment in Column 3 shall be paid up to twice for the first two indications other than prostate cancer whether achieved by a 5150 Product or an RC Product. As used herein, the indication “prostate cancer” shall mean all indications within a given sub-block of the International Statistical Classification of Diseases and Related Health Problems 10th Revision (ICD-10) Version for 2010, e.g. sub-block C61 “Malignant neoplasm of prostate.” With regard to other indications, each indication shall require treatment of a separate organ. For example, breast cancer and colon cancer are separate indications but metastatic versus adjuvant breast cancer would be considered a single indication and not trigger a second set of Column 3 development event payments. Upon reaching development events, Roche shall timely notify Inovio and development event payments shall be paid by Roche to Inovio within ninety (90) days from occurrence of the applicable event and receipt of an invoice from Inovio. If development of a given Oncology Product is discontinued for any reason, then the development event payments paid for such discontinued Oncology Product shall be creditable against development event payments due for the next Oncology Product in development.

6.3.2	HBV Product Development Event Payments

Roche shall pay up to a ‘’’’’’’’’’ ‘’’’’ ‘’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’ ‘’’’’’’’ ‘’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ in relation to the achievements of development events with respect to all HBV Products in the first two (2) indications developed for HBV Products (the “Initial Indications”). The development event payments under this Section 6.3.2 shall be paid by Roche according to the following schedule of development events in up to two (2) indications.

Development Event	Payment (in US$M)
Initiation Phase I Study	‘’’’’’’
Initiation Phase II Study	‘’’’’’’
Initiation Phase III Study	‘’’’’’’
BLA filing in US	‘’’’’’
BLA filing in EU	‘’’’’’’
BLA filing in ROW	‘’’’’’’
BLA filing in Japan	‘’’’’’’

Total per Initial Indication	‘’’’’’’ ‘’’’’ ‘’’’’’ ‘’’’’’’’’’’ ‘’’ ‘’’’’’’’’ ‘’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’

For the two (2) Initial Indications developed for HBV Products, each development event payment for a given Initial Indication shall be paid only once for the first HBV Product that reaches such development event for such Initial Indication. Upon reaching development events, Roche shall timely notify Inovio and development event payments shall be paid by Roche to Inovio within ninety (90) days from occurrence of the applicable event and receipt of an invoice from Inovio. If development of a given HBV Product is discontinued for any reason in a given

Initial Indication, then the development event payments paid for such discontinued HBV Product in such Initial Indication shall be creditable against development event payments due for the next HBV Product in development for such Initial Indication.

6.4	First Commercial Sale Event Payments

6.4.1	Oncology Product Commercial Sale Event Payments

Roche shall pay up to a total ‘’’’’ ‘’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’ ‘’’’’’’ ‘’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ in relation to the achievements of the first commercial sale events with respect to all Oncology Products. The First Commercial Sale event payments under this Section 6.4.1 shall be paid by Roche according to the following schedule.

First Commercial Sale Event	5150 Product (in US$M)	RC Product (in US$M)
First Commercial Sale US	‘’’’’’	‘’’’’’
First Commercial Sale EU	‘’’’’’	‘’’’’’
First Commercial Sale ROW	‘’’’’’’	‘’’’’’’
First Commercial Sale Japan	‘’’’’’’’	‘’’’’’’’

Total All First Commercial Sale Events	‘’’’’’ ‘’’’’ ‘’’’’’	‘’’’’’ ‘’’’ ‘’’’’

6.4.2	HBV Product Commercial Sale Event Payments

Roche shall pay up to a total ‘’’’’ ‘’’’’’’’’’ ‘’’’’’’’’’’’’’’ ‘’’’’’’ ‘’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ in relation to the achievements of the first commercial sale events with respect to each HBV Product. The First Commercial Sale event payments under this Section 6.4.2 shall be paid by Roche according to the following schedule.

First Commercial Sale Event	Payment (US$ Millions)
First Commercial Sale US	‘’’’’
First Commercial Sale EU	‘’’’’’’
First Commercial Sale ROW	‘’’’’’
First Commercial Sale Japan	‘’’’’’’

Total All First Commercial Sale Events per Product	‘’’’’’ ‘’’’ ‘’’’’

6.5	Sales Based Payments

i)	Oncology Sales Based Payments

Roche shall pay up to a ‘‘‘‘‘‘‘‘‘ ‘‘‘‘‘ ‘‘‘‘‘‘‘‘‘‘ ‘‘‘‘‘‘‘‘‘‘‘‘‘‘‘ ‘‘‘‘‘‘‘ ‘‘‘‘‘‘‘‘‘‘‘‘‘‘‘‘ ‘‘‘‘‘‘‘‘‘‘‘‘‘‘‘‘‘‘‘‘‘‘‘‘‘‘‘‘‘‘‘‘‘‘‘‘‘‘ in relation to the achievements of the following Net Sales levels with respect to the first Oncology Product achieving such Net Sales levels in a single Calendar Year.

First achievement of Calendar Year Net Sales of an Oncology Product (US$ Billions)	Payment (US$ Millions)
> 1.0	‘’’’’
> 1.5	‘’’’’’’

Total All Oncology Sales Based Payments	‘’’’’’ ‘’’’ ‘’’’’

6.5.1	HBV Product Commercial Sale Event Payments

Roche shall pay up to a total of ‘’’’’’’’’’’ ‘’’’’’’’’’’’’’ ‘’’’’’’ ‘’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ in relation to the achievements of the following Net Sales levels with respect to the first HBV Product achieving such Net Sales levels in a single Calendar Year.

First achievement of Calendar Year Net Sales of an HBV Product (US$ Billions)	Payment (US$ Millions)
> 1.0	‘’’’’’
> 1.5	‘’’’’’

Total All HBV Sales Based Payments	‘’’’’’ ‘’’’ ‘’’’’

6.6	Roche Royalty Payments

6.6.1	Royalty Term

Royalties shall be payable by Roche on Net Sales of Products on a Product-by-Product and country-by-country basis until the expiry of the Royalty Term. Thereafter, the licenses shall be fully paid up and royalty-free.

6.6.2	Royalty Rates

6.6.2.1	Royalty Rates for Oncology Products

The following royalty rates shall apply to the respective portions of aggregate Calendar Year Net Sales of an Oncology Product in the Territory, on an incremental basis, as follows:

a)	For a 5150 Product:

Portion of Calendar Year Net Sales in million US$	Percent (%) of Net Sales
‘’’ ‘’’’ ‘’’’’’’’’	‘’’’’’’’
‘’’ ‘’’’’’’’’’ ‘’’’ ‘’’’’’’’’’’’’’’	‘’’’’’’
‘’’ ‘’’’’’’’’’’’ ‘’’ ‘’’’’’’’’’’’’	‘’’’’’
‘’’ ‘’’’’’’’’’’’’’	‘’’’’’’

b)	For an RC Product:

Portion of Calendar Year Net Sales in million US$	Percent (%) of Net Sales
‘’’’ ‘’’ ‘’’’’’’’’’’’’’’	‘’’’’’’’
‘’’’ ‘’’’’’’’’’’’ ‘’’ ‘’’’’’’’’’’’’’	‘’’’’’’
‘’’ ‘’’’’’’’’’’’	‘’’’’’’’

For example’’ ‘’’ ‘’’’’’’’’ ‘’’’’’’’’’’’’ ‘’’’ ‘’’ ‘’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’ ‘’’’’ ‘’’’’’’’ ‘’’’’’’’’’’’’’’’’’’ ‘’’’’’ ‘’’ ‘’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’ ‘’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’ ‘’’’’’’ ‘’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’ ‘’’’’’ ‘’’’’’’’’’’ ‘’’’’’’’’ ‘’’’’’’’’’’’’’’ ‘’’’’ ‘’’’’’’’’’’ ‘’’’’’’’’’’’’’’’ ‘’’’’’ ‘’’’’’’’’ ‘’’’’’’’’’ ‘’’’’’’’’’’’ ‘’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’ ‘’’’’’’’’’’’’’’’’’’

‘’’’’’’’’’’’’ ‘’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’ ‘’’’’’’’’’’’’ ‘’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’ ‘’’’’’’’’’’ ‘’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’ ‘’’’’’’’’’’’’ ‘’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’

6.6.2.2	Royalty Rates for HBV Products

The following royalty rates shall apply to the respective portions of aggregate Calendar Year Net Sales of an HCV Product in the Territory, on an incremental basis, as follows:

Portion of Calendar Year Net Sales in million US$	Percent (%) of Net Sales
‘’’ ‘’’’ ‘’’’’’’’’’	‘’’’’’’’
‘’’ ‘’’’’’’’’ ‘’’ ‘’’’’’’’’’’’	‘’’’’’’
‘’’ ‘’’’’’’’’’’’’ ‘’’’ ‘’’’’’’’’’’’’	‘’’’’’’
‘’’ ‘’’’’’’’’’’’’	‘’’’’’’

For example’’ ‘’’ ‘’’’’’’’’ ‘’’’’’’’’’’’’ ‘’’’’ ‘’’’ ‘’’’’’’’’’’’’’’’’’’’ ‘’’’ ‘’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’ ‘’’ ‘’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’ ‘’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’ ‘’’’’’’’’’’’ ‘’’’’’’ ‘’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’ ‘’’’’’’’’’’ ‘’’’’’’’’ ‘’’’’’’’’’’’’’’ ‘’’’’ ‘’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’ ‘’’’’’’ ‘’’’’’’’’’ ‘’’’’’’’’’’’ ‘’’’’’’’’’ ‘’’’’’ ‘’’’’’’’’’’’’’’’’’’’’ ‘’’’’ ‘’’’’’’’’’’’’’’’

‘’’’’’’’’’’’’ ‘’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’ ‘’’’’’’’’’’’ ‘’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’ ‘’’’’’’’’’’ ‘’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’ ‘’’’’’’’’’’’ ‘’’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’ ‘’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’’’’’’

For the purpose of calculating royalties of a Product, Calendar Year Net Sales and the royalty rates, as applicable, shall be subject to the following adjustments:

6.6.2.3	Combination Product

If Roche, its Affiliates or Sublicensees intend to sell a Combination Product, then the Parties shall meet approximately one (1) year prior to the anticipated First Commercial Sale of such Combination Product to negotiate in good faith and agree to an appropriate adjustment to Net Sales to reflect the relative pharmaceutical activity of the Product and the other pharmaceutically active agent(s) contained in the Combination Product. If, after such good faith negotiations not to exceed ninety (90) days, the Parties cannot agree to an appropriate adjustment to Net Sales, the dispute shall be initially referred to the executive officers of the Parties in accordance with Section 16.2. Should the Parties fail to agree within sixty (60) days of such referral, then the Net Sales shall equal such portion of the Net Sales of the Combination Product that is equivalent to the relative commercial value contributed by the components of the Combination Product, as determined by an Expert jointly appointed by the Parties within a further thirty (30) days. In the absence of an agreement on the appointment of the Expert, each Party will select an Expert and the two Experts shall select a third Expert, and the three Experts will determine the relative commercial value contributed by the components of the Combination Product. The decision of the Expert(s) shall be final and binding on the Parties and the fees of the Expert(s) shall be shared equally between the Parties.

6.6.2.4	Third Party Product

Upon the first entry in a given country of a Third Party product, the royalties in such country for such Product shall be reduced as follows:

a)	If in any two (2) consecutive Calendar Quarters at any time after entry of a Third Party Product there has been a decline of the sales of the applicable Product in such country greater than ‘’’’’’’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’ of the level of the average Calendar Quarter sales of such Product achieved in the Calendar Year immediately prior to such entry (divided by four per Calendar Quarter), then (i) if there is a Valid Claim that Covers such Product, the royalty payments due to Inovio for such Product in such country shall (unless the Royalty Term had expired prior to such time for such Product in such country) be reduced by ‘’’’’’’’ ‘’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’ and (ii) if there is no Valid Claim that Covers such Product (or at such time as there is no Valid Claim that Covers such Product), then the Royalty Term for such Product in such country shall end (unless the Royalty Term had expired prior to such time for a given Product in a given country), royalties shall no more be due by Roche in such country for such Product, and the license in that country for such Product shall be fully paid-up and irrevocable.

b)	If in any two (2) consecutive Calendar Quarters at any time after entry of a Third Party Product there has been a decline of the sales of the applicable Product in such country greater than ‘’’’’’’’’’ ‘’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’ of the level of the average Calendar Quarter sales of such Product achieved in the Calendar Year immediately prior to such entry for each such Calendar Quarter, then the royalty payments due to Inovio for such Product in such country shall be ‘’’’’’’’’’’’ (unless the Royalty Term had expired prior to such time for such Product in such country) and ‘’’’’’ ‘’’’’’’’’’’’’’’’’’’’’ shall be due by Roche in such country for such Product.

6.6.2.5	No Valid Claim

Notwithstanding Section 6.6.2.4, if no Valid Claim in the Inovio Background Patent Rights or Joint Patent Rights Covers using, selling, offering for sale or importing a Product in a country, then the royalties on such Product in such country shall be reduced by fifty percent (50%).

6.6.2.6	Third Party Payments

Inovio shall be responsible for any consideration owed or payable to any Third Party in relation to Third Party intellectual property rights related to the licenses and rights granted pursuant to this Agreement that, to the best of Inovio’s knowledge, exists as of the Effective Date, including any amounts due under the Existing Agreements (as currently written or as amended either prior to or after the Effective Date) payable based on the development, manufacture or sale of Products or Delivery Devices by either Party under this Agreement. The foregoing obligation includes the obligation to pay any amounts imposed on either Roche or Inovio resulting from any delay or failure by Inovio to pay any amounts due in accordance with the foregoing sentence. Inovio shall be responsible and liable to maintain the Existing Agreements. Otherwise, Roche shall be responsible for and pay or have paid any consideration owed to any Third Party in relation to Third Party intellectual property rights for Products. Roche shall have the right to deduct fifty percent (50%) of such consideration actually paid to a Third Party from payments otherwise due and payable by Roche to Inovio under this Agreement (“Third Party Offset”). Any such deduction shall be permitted on a Product-by-Product and country-by-country basis; however, in no event shall the Third Party Offset reduce the amounts payable to Inovio under Sections 6.6.2.1 or 6.6.2.2 by more than fifty percent (50%). For clarity, the foregoing does not limit further reductions that may be applicable under Section 6.6.2.4.

6.6.2.7	Apportionment of Compulsory Sublicensee Consideration

At such time as Roche or any of its Affiliates or Sublicensees enters into a sublicense with a Compulsory Sublicensee, the Parties will discuss and mutually agree upon an adjustment of the royalty due to Inovio under Section 6.6 of this Agreement with respect to sales of Products by such Compulsory Sublicensee.

6.7	Disclosure of Payments

Inovio acknowledges that Roche may be obligated to disclose this financial arrangement, including all fees, payments and transfers of value, as may be advisable or required under applicable law, including the US Sunshine Act, provided that, to the extent possible, Roche gives Inovio reasonable timely notice in order for Inovio to meet its disclosure requirements, if any.

7.	Accounting and reporting

7.1	Invoices

Inovio shall send invoices to Roche at the end of each Calendar Quarter for any payments due by Roche to Inovio hereunder. Each invoice be accompanied by a DRSP Report and shall identify the trigger for the payment obligation. Unless otherwise requested by Roche in writing, Inovio shall send invoices to Roche as provide for under Section 16.14, with a copy to the appropriate Roche Alliance Director.

7.2	DSRP Reports for Development Support Payments

Within thirty (30) calendar days after the end of each Calendar Quarter, Inovio shall provide to Roche a report for such Calendar Quarter detailing the expenses incurred by Inovio pursuant to its performance of its obligations under Sections 2.1 and 5.1, including (a) expenses incurred pursuant to the Development Plan for the Inovio 5150 Trial, provided that the cumulative total of such expenses that Roche is obligated to pay shall not exceed one hundred ten percent (110%) of the amount budgeted for the conduct of the Inovio 5150 Trial that is current and agreed as of the Effective Date, (b) such FTEs committed under the Oncology Research Plan and the HBV Research Plan during that Calendar Quarter (provided that the cumulative total of such expenses that Roche is obligated to pay shall not exceed one hundred ten percent (110%) of the amount budgeted by the JSC, the identity of the individuals included within those FTEs, the percentage of an FTE that each individual represents, and a brief summary of the work performed, and (c) detail around any other reimbursable costs or expenses incurred in the conduct of a Research Plan (such report a “DSRP Report”). Upon Roche’s request, Inovio will provide an annual budget of its anticipated development and/or research support costs and such costs shall be subject to JSC approval.

7.3	Timing of Payments

7.3.1	Payment under a DSRP Report

Payments detailed in a DSRP Report shall be paid by Roche within thirty (30) days after receipt by Roche of (i) an Invoice and (ii) the DSRP Report from Inovio.

7.3.2	Royalties

Roche shall calculate royalties on Net Sales quarterly as of March 31, June 30, September 30 and December 31 (each being the last day of an “Accounting Period”) and shall pay royalties on Net Sales within the ninety (90) days after the end of each Accounting Period in which such Net Sales occur.

7.4	Late Payment

Any payment under this Agreement that is not paid on or before the date such payment is due shall bear interest, to the extent permitted by applicable law, at two (2) percentage points above the average one-month Euro Interbank Offered Rate (EURIBOR), as reported by Reuters from time to time, calculated on the number of days such payment is overdue.

7.5	Method of Payment

Royalties on Net Sales and all other amounts payable by Roche hereunder shall be paid by Roche in US$ (the “Payment Currency”) to account(s) designated by Inovio.

7.6	Currency Conversion

When calculating the Sales and Net Sales of any royalty-bearing Product that occur in currencies other than the Payment Currency, Roche shall convert the amount of such sales into Swiss Francs and then into the Payment Currency using Roche’s then-current internal foreign currency translation actually used on a consistent basis in preparing its audited financial statements (currently YTD average rate as reported by Thomson Reuters).

7.7	Royalty Reports

With each royalty payment Roche shall provide Inovio in writing for the relevant Calendar Quarter on a Product-by-Product basis the following information:

a)	Sales in Swiss Francs on a country-by-country basis;

b)	Net Sales in Swiss Francs on a country-by-country basis;

c)	Adjustments made pursuant to Sections 6.6.2.3 - 6.6.2.6 in Swiss Francs on a country by country basis;

d)	Net Sales in Swiss Francs after adjustments made pursuant to Sections 6.6.2.3 - .6.2.6, on a country by country basis;

e)	Total Net Sales in the Territory after adjustments made pursuant to Sections 6.6.2.3 - 6.6.2.6, in Swiss Francs;

f)	Exchange rates used for the conversion of Net Sales from Swiss Francs to the Payment Currency made under Section 7.6;

g)	Total Net Sales in the Territory after adjustments made pursuant to Sections 6.6.2.3 - 6.6.2.6 in the Payment Currency;

h)	Royalty rate pursuant to Section 6.4; and

i)	Total royalty payable to Inovio in the Payment Currency.

For illustrative purposes only, a royalty report template is attached as Appendix 7.7.

8.	Taxes

Inovio shall pay all sales, turnover, income, revenue, value added, and other taxes levied on account of any payments accruing or made to Inovio under this Agreement.

If provision is made in law or regulation of any country for withholding of taxes of any type, levies or other charges with respect to any royalty or other amounts payable under this Agreement to Inovio, then Roche shall promptly pay such tax, levy or charge for and on behalf of Inovio to the proper governmental authority, and shall promptly furnish Inovio with receipt of payment. Roche shall be entitled to deduct any such tax, levy or charge actually paid from royalty or other payment due Inovio or be promptly reimbursed by Inovio if no further payments are due Inovio. Each Party agrees to reasonably assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

9.	Auditing

9.1	Right to Audit

Inovio shall keep complete and accurate records for a period of at least three (3) years for each reporting period during which payments are due for research or development activities hereunder, showing the particulars necessary in sufficient detail to enable DRSP Reports to be verified. Roche shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties payable under this Agreement. Such books of accounts shall be kept at their principal place of business. At the expense of the auditing Party, the auditing Party has the right to engage an independent public accountant reasonably acceptable to the selling Party to perform, on behalf of the auditing Party an audit of such books and records of the audited Party and its Affiliates, its licensees and Sublicensees, that are deemed necessary by the auditing Party’s independent public accountant to report on Net Sales of Product for the period or periods requested by the auditing Party and the correctness of any financial report or payments made or invoiced under this Agreement.

Upon timely request and at least sixty (60) working days’ prior written notice from the auditing Party, such audit shall be conducted in the countries specifically requested by the auditing Party, during regular business hours in such a manner as to not unnecessarily interfere with the selling Party’s normal business activities, and shall be limited to results in the three (3) calendar years prior to audit notification.

Such audit shall not be performed more frequently than once per Calendar Year nor more frequently than once with respect to records covering any specific period of time.

All information, data documents and abstracts herein referred to shall be used only for the purpose of verifying the applicable invoice or statement or payment, shall be treated as the selling Party’s Confidential Information subject to the obligations of this Agreement and need neither be retained more than one (1) year after completion of an audit hereof, if an audit has been requested; nor more than three (3) years from the end of the calendar year to which each shall pertain; nor more than one (1) year after the date of termination of this Agreement.

9.2	Audit reports

The auditors shall only state factual findings in the audit reports and shall not interpret the agreement. The auditors shall share all draft audit reports with the selling Party before the draft report is shared with the auditing Party and before the final document is issued. The final audit report shall be shared with the selling Party at the same time it is shared with the auditing Party.

9.3	Over-or Underpayment

If the audit reveals an overpayment, the auditing Party shall reimburse the audited Party for the amount of the overpayment within thirty (30) days. If the audit reveals an underpayment, the audited Party shall make up such underpayment with the next royalty payment or, if no further royalty payments are owed to the auditing Party, the audited Party shall reimburse the auditing Party for the amount of the underpayment within thirty (30) days. The audited Party shall pay for the audit costs if the underpayment of the audited Party exceeds five percent (5%) of the aggregate amount of payments owed with regard to the invoices or statements subject of the audit. Section 7.4 shall apply to this Section 9.3.

9.4	Duration of Audit Rights

The failure of an auditing Party to request an audit within the period during which corresponding records must be maintained under this Article 9 will be deemed to be acceptance of the payments, invoices and reports.

10.	Intellectual Property

10.1	Disclosure of Inventions

Inovio shall promptly disclose to Roche in writing any Collaboration IP created, discovered, conceived or reduced to practice pursuant to the activities conducted under a Research Program or Development Plan. During the Term, Inovio shall disclose to Roche all Patents within Inovio Patent Rights and Joint IP Rights, including any such Patents which Inovio Controls after the Effective Date.

10.2	Ownership of Inventions

Roche shall own all Roche Inventions. Inovio shall own all Inovio Inventions.

All Collaboration IP, and the Inventions contained therein, shall be jointly owned by the Parties. Subject to the licenses granted by one Party to the other under this Agreement, each Party retains a full, undivided, one-half interest ownership right (including as provided under 35 U.S.C. §262) in and to such Collaboration Inventions, for any field, and including the right to license and sublicense, and to freely exploit, transfer or encumber its ownership interest, without the consent of, or payment or accounting to, the other Party. Each Party hereby waives any right it may have under the laws of any jurisdiction to require such payment, accounting, or consent with respect to Collaboration Inventions. Each Party hereby agrees to take such action as necessary to evidence, and shall require all of its employees, contractors, sublicensees and agents, and any Affiliates and permitted Third Parties working on its behalf under this Agreement (and their respective employees, contractors and agents) to take such action as necessary to evidence the foregoing joint ownership rights in and to any and all Collaboration IP.

The determination of inventorship for Inventions shall be in accordance with US inventorship laws as if such Inventions were made in the US.

10.3	German Statute on Employee’s Inventions

In accordance with the German Statute on Employees’ Inventions, each Party agrees to claim the unlimited use of any Invention conceived, reduced to practice, developed, made or created in the performance of, or as a result of, any Research Program by its German employees or any other German person acting on its behalf. The Party which is the ultimate assignee of the German employee’s or other person’s Invention under this Agreement shall pay any royalty or other compensation payable to the employee or other person, and the Parties agree that the Party which is the ultimate assignee must agree to the royalty or other compensation negotiated with the employee or other person.

10.4	Prosecution of Patent Rights Covering Inventions

Roche shall, at its own expense and discretion, Handle all Roche Patent Rights and Joint Patent Rights.

To the extent that Roche has an exclusive license under a Development & Commercialization License to any Inovio Patent Rights, Roche shall have the right to Handle all such Inovio Patent Rights unless Inovio is prohibited from granting Roche the right to Handle those Inovio Patent Rights Controlled pursuant to the Existing Agreements, in which case Inovio shall use diligent efforts to amend the Existing Agreements to secure Roche’s right to Handle the Inovio Patent Rights Controlled pursuant to the Existing Agreements, which shall be subject to Third Party agreement. Inovio shall, at its own expense and discretion, Handle Inovio Patent Rights that are not subject to the exclusively-licensed portion of the Development & Commercialization License. For clarity, if Roche is Handling Patent Rights, then Roche will pay for such Handling; otherwise, Inovio shall pay for the Handling of Patent Rights.

Roche shall furnish Inovio with copies of all documents relevant to any such Handling of Inovio Patent Rights and Joint Patent Rights. At Roche’s reasonable request, Inovio shall cooperate, in all reasonable ways with Roche’s Handling of Inovio Patent Rights and Joint Patent Rights.

10.5	CREATE Act

It is the intention of the Parties that this Agreement is a “joint research agreement” as that phrase is defined in 35 USC §103(c)(3).

10.6	Infringement

Each Party shall promptly provide written notice to the other Party during the term of this Agreement of any (i) known infringement or suspected infringement by a Third Party of any Inovio Patent Rights, Roche Patent Rights or Joint Patent Rights, or (ii) known or suspected unauthorized use or misappropriation by a Third Party of any Inovio Know-How, Roche Know-How or Joint Know-How, and shall provide the other Party with all evidence in its possession supporting such infringement or unauthorized use or misappropriation.

Within sixty (60) days after Roche provides or receives such written notice (“Decision Period”), Roche, in its sole discretion, shall decide whether or not to initiate such suit or action in the Territory and shall notify Inovio in writing of its decision in writing (“Suit Notice”).

If Roche decides to bring a suit or take action, once Roche provides Suit Notice, Roche may immediately commence such suit or take such action. In the event that Roche (i) does not in writing advise Inovio within the Decision Period that Roche will commence suit or take action, or (ii) fails to commence suit or take action within a reasonable time after providing Suit Notice, then, solely to the extent such suit or action relates to an Inovio Patent Right or a Joint Patent Right, Inovio shall thereafter have the right to commence suit or take action in the Territory and shall provide written notice to Roche of any such suit commenced or action taken by Inovio.

Upon written request, the Party bringing suit or taking action (“Initiating Party”) shall keep the other Party informed of the status of any such suit or action and shall provide the other Party with copies, to the extent the Initiating Party is lawfully permitted to do so, of all substantive documents or communications filed in such suit or action. The Initiating Party shall have the sole and exclusive right to select counsel for any such suit or action.

The Initiating Party shall, except as provided below, pay all expenses of the suit or action, including the Initiating Party’s attorneys’ fees and court costs. Any damages, settlement fees or other consideration received as a result of such suit or action shall be allocated as follows:

a)	First, to reimburse the Initiating Party for its costs and, if any remains, to the other Party for any advisory counsel fees and costs; and

b)	Second, the balance, if any, shall be allocated seventy five percent (75%) to the Initiating Party, and twenty five percent (25%) to the other Party.

If the Initiating Party believes it is reasonably necessary or desirable to obtain an effective remedy, upon written request the other Party agrees to be joined as a party to the suit or action but shall be under no obligation to participate except to the extent that such participation is required as the result of its being a named party to the suit or action. At the Initiating Party’s written request, the other Party shall offer reasonable assistance to the Initiating Party in connection therewith at no charge to the Initiating Party. The other Party shall have the right to participate and be represented in any such suit or action by its own counsel at its own expense.

The Initiating Party may settle, consent judgment or otherwise voluntarily dispose of the suit or action (“Settlement”) without the written consent of the other Party but only if such Settlement can be achieved without adversely affecting the other Party (including any of its Patent Rights). If a Settlement could adversely affect the other Party, then the written consent of the other Party would be required, which consent shall not be unreasonably withheld.

For any patent that is not an Inovio Patent Right, Roche, in its sole discretion, shall decide whether or not to initiate such suit or action in the Territory. Roche shall have full discretion as to how it wishes to handle such suit and may reach Settlement and retain all damages, settlement fees or other consideration under any terms and conditions it desires and retain whatever. Only if a Settlement could adversely affect Inovio shall the written consent of Inovio be required, which consent shall not be unreasonably withheld.

10.7	Defense

If an action for infringement is commenced against either Party, its licensees or its sublicensees related to Inovio’s conduct of the Research Program or its activities within the scope of a Research Plan or Development Plan or the discovery, development, manufacture, use or sale of a Product, then Roche shall defend such action at its own expense, and Inovio shall assist and cooperate with Roche to the extent necessary in the defense of such suit. Roche shall have the right to settle the suit or consent to an adverse judgment thereto, in its sole discretion, so long as such settlement or adverse judgment does not adversely affect the rights of Inovio and its Affiliates (including any patent rights Controlled by any of them). Roche shall assume full responsibility for the payment of any award for damages, or any amount due pursuant to any settlement entered into by it with such Third Party.

If the manufacture, use, importation, offer for sale or sale of any Product pursuant to this Agreement results in any claim, suit or proceeding alleging patent infringement or trade secret misappropriation against Inovio or a member of the Roche Group, then such Party shall promptly notify the other Party hereto. The Parties shall cooperate with each other in connection with any such claim, suit or proceeding and shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding.

If a Third Party asserts that Patent Rights owned by or licensed to it are infringed by the development, manufacture, use, importation, offer for sale or sale of Products by a member of the Roche Group, or that its trade secrets were misappropriated in connection with such activity, then Roche shall have the exclusive right and responsibility to resolve any such claim, whether by obtaining a license from such Third Party, by defending against such Third Party’s claims or otherwise, and shall be solely responsible for the defense of any such action, any and all costs incurred in connection with such action (including, without limitation, attorneys’ and expert fees) and all liabilities incurred in connection therewith. Notwithstanding the above, Roche shall not enter into any settlement of any such claim without the prior written consent of Inovio if such settlement would require Inovio to be subject to an injunction or to make any monetary payment to Roche or any Third Party, or admit any wrongful conduct by Inovio or its Affiliates, or would limit or restrict the claims of or admit any invalidity and/or unenforceability of any of the Patent Rights Controlled by Inovio.

10.8	Common Interest Disclosures

With regard to any information or opinions disclosed pursuant to this Agreement by one Party to each other regarding intellectual property and/or technology owned by Third Parties, the Parties agree that they have a common legal interest in determining whether, and to what extent, Third Party intellectual property rights may affect the conduct of the activities under this Agreement and/or DNA Plasmids and/or Adjuvants and/or Products and/or Delivery Devices, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the conduct of the activities under this Agreement and/or DNA Plasmids and/or Adjuvants and/or Products and/or Delivery Devices. Accordingly, the Parties agree that all such information and materials obtained by Inovio and Roche from each other will be used solely for purposes of the Parties’ common legal interests with respect to the conduct of the Agreement. All information and materials will be treated as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity that may otherwise be applicable. By sharing any such information and materials, neither Party intends to waive or limit any privilege or immunity that may apply to the shared information and materials. Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against any other Party.

10.9	Hatch-Waxman

Notwithstanding anything herein to the contrary, should a Party receive a certification for a Product pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417, known as the Hatch-Waxman Act), as amended, or its equivalent in a country other than the US, then such Party shall immediately provide the other Party with a copy of such certification. Roche shall have thirty (30) days from date on which it receives or provides a copy of such certification to provide written notice to Inovio (“H-W Suit Notice”) whether Roche will bring suit, at its expense, within a forty-five (45) day period from the date of such certification. Should such thirty (30) day period expire without Roche bringing suit or providing such H-W Suit Notice, then Inovio shall be free to immediately bring suit in its name.

10.10	Biosimilar or interchangeable biological products

Notwithstanding anything herein to the contrary, within four (4) years after the approval of a Product that has been licensed in the US as a biological product under 42 USC 262(a), and as may be needed from time to time thereafter, the Parties shall consult as to potential strategies with respect to unexpired US Patent Rights that Cover the Product. Specifically, in anticipation of a receipt by the Product’s reference product sponsor (“Reference Product Sponsor”) of a biosimilar or interchangeable product application pursuant to the Biologics Price Competition and Innovation Act of 2009 (Public Law 111-148), the Parties will discuss the Reference Product Sponsor’s likely course of action with regard to each such US Patent Right in the procedural steps set forth under 42 USC §262(l), including a general plan for timely communication between the Parties in light of the statutory response deadlines.

10.11	Patent Term Extensions

The Parties shall use Commercially Reasonable Efforts to obtain all available patent term extensions, adjustments or restorations, or supplementary protection certificates (“SPCs”, and together with patent term extensions, adjustments and restorations, “Patent Term Extensions”). Inovio shall execute, or shall cause its licensor to execute, such authorizations and other documents and take such other actions as may be reasonably requested by Roche to obtain such Patent Term Extensions, including designating Roche as its agent for such purpose as provided in 35 U.S.C. Section 156. All filings for such Patent Term Extensions shall be made by Roche; provided, that in the event that Roche elects not to file for a Patent Term Extension, Roche shall (a) promptly inform Inovio of its intention not to file and (b) grant Inovio the right to file for such Patent Term Extension. Each Party shall execute such authorizations and other documents and take such other actions as may be reasonably requested by the other Party to obtain such extensions. The Parties shall cooperate with each other in gaining patent term restorations, extensions and/or SPCs wherever applicable to such Inovio Patent Rights.

11.	Representations, Warranties and Covenants

11.1	Inovio Representations, Warranties and Covenants

11.1.1	Existing Agreements

Inovio is not currently in material breach of any of its obligations under the Existing Agreements and the Existing Agreements are in full force and effect, and Inovio covenants that it shall use diligent efforts not to materially breach any of its obligations under the Existing Agreements after the Effective Date.

11.1.2	Safety Data

Inovio has disclosed to Roche and will immediately continue to disclose to Roche (i) the results of all preclinical testing of DNA Plasmids, Adjuvants, Products and Delivery Devices in its possession or control and (ii) all information in its possession or control concerning side effects, injury, toxicity or sensitivity reaction and incidents or severity thereof with respect to DNA Plasmids, Adjuvants, Products and Delivery Devices.

11.1.3	Third Party Rights

Inovio has no knowledge of the existence of any patent or patent application owned by or licensed to any Third Party or contractual obligations to Third Parties that could prevent Roche from making, having made, using, offering for sale, selling or importing DNA Plasmids, Adjuvants, Products and Delivery Devices generally in the Territory. Inovio is not aware of any infringement or misappropriation of the Inovio IP Rights existing as of the Effective Date by any Third Party.

11.1.4	Control of Patent Rights

Inovio is the exclusive owner of all right, title and interest in, or is the exclusive licensee of the Inovio IP Rights, free and clear of any liens or encumbrances. Appendix 1.54 is a complete and accurate list of all Patent Rights owned by or Controlled by Inovio as of the Effective Date that are useful or necessary to research, develop manufacture and commercialize Products, including the DNA Plasmids, Adjuvants and Delivery Devices associated therewith.

11.1.5	Inventors

All of Inovio’s employees, officers and consultants have executed agreements requiring assignment to Inovio of all Inventions made by such individuals during the course of and as a result of their association with Inovio.

11.1.6	Grants

Inovio warrants that it has the full right, power and authority, and has obtained all approvals, permits or consents necessary, to enter into this Agreement and to perform all of its obligations and to grant the licenses provided hereunder.

11.1.7	Authorization

The execution, delivery and performance of this Agreement by Inovio and all instruments and documents to be delivered by Inovio hereunder: (i) are within the corporate power of Inovio; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of the certificate of formation or limited liability company agreement of Inovio; (iv) to the knowledge of Inovio, will not violate any law or regulation or any order or decree of any court of governmental instrumentality; (v) will not violate the terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which Inovio is a party or by which Inovio or any of its property is bound, which violation would have an adverse effect on the financial condition of Inovio or on the ability of Inovio to perform its obligations hereunder; and (vi) do not require any filing or registration with, or the consent or approval of, any governmental body, agency, authority or any other person, which has not been made or obtained previously (other than Regulatory Approvals required for the sale of Products and filings with Regulatory Authorities required in connection with Products).

11.1.8	Ownership and Validity of Know-How

Inovio’s Know-How is legitimately in the possession of Inovio and has not been misappropriated from any Third Party. Inovio Controls the Patents and Know-How necessary to (i) use the Adjuvants’’ ‘’’’’’’’’’’’’’’’’’’’’’ ‘’’’’’’’’’’’’’ in the manner contemplated by this Agreement, and (ii) grant to Roche the right to use such Adjuvants. Inovio has taken reasonable measures to protect the confidentiality of its Know-How. To the knowledge of Inovio, none of the Patents within the Inovio Patent Rights existing as of the Effective Date are invalid or unenforceable.

11.1.9	No Claims

There are no claims or investigations pending or threatened against Inovio or any of its Affiliates, at law or in equity, or before or by any governmental authority relating to the matters contemplated under this Agreement or that would materially adversely affect Inovio’s ability to perform its obligations hereunder. No claims of infringement, misappropriation or other conflict with any intellectual property rights or other rights owned or controlled by any Third Party have been made or threatened with respect to the Inovio IP Rights existing as of the Effective Date.

11.1.10	No Conflict

Neither Inovio nor any of its Affiliates is or will be under any obligation to any person, contractual or otherwise, that is conflicting with the terms of this Agreement or that would impede the fulfillment of Inovio’s obligations hereunder.

11.1.11	No Other Representations

EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF PRODUCTS.

11.2	Roche Representations, Warranties and Covenants

11.2.1	Inventors

All of Roche’s employees, officers and consultants shall be required to assign to Roche of all Inventions made by such individuals during the course of and as a result of their activities pursuant to this Agreement.

11.2.2	Grants

Roche warrants that it has the full right, power and authority, and has obtained all approvals, permits or consents necessary, to enter into this Agreement and to perform all of its obligations hereunder.

11.2.3	Authorization

The execution, delivery and performance of this Agreement by Roche and all instruments and documents to be delivered by Roche hereunder: (i) are within the corporate power of Roche; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of the certificate of formation or limited liability company agreement of Roche; (iv) to the knowledge of Roche, will not violate any law or regulation or any order or decree of any court of governmental instrumentality; (v) will not violate the terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which Roche is a party or by which Roche or any of its property is bound, which violation would have an adverse effect on the financial condition of Roche or on the ability of Roche to perform its obligations hereunder; and (vi) do not require any filing or registration with, or the consent or approval of, any governmental body, agency, authority or any other person, which has not been made or obtained previously (other than Regulatory Approvals required for the sale of Products and filings with Regulatory Authorities required in connection with Products).

11.2.4	No Claims

There are no claims or investigations pending or threatened against Roche or any of its Affiliates, at law or in equity, or before or by any governmental authority relating to the matters contemplated under this Agreement or that would materially adversely affect Roche’s ability to perform its obligations hereunder.

11.2.5	No Conflict

Neither Roche nor any of its Affiliates is or will be under any obligation to any person, contractual or otherwise, that is conflicting with the terms of this Agreement or that would impede the fulfillment of Roche’s obligations hereunder.

11.2.6	No Other Representations

EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF PRODUCTS.

12.	Indemnification

12.1	Indemnification by Roche

Roche shall indemnify, hold harmless and defend Inovio and its directors, officers, employees and agents from and against any and all losses, expenses, cost of defense (including without limitation attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts Inovio becomes legally obligated to pay because of any claim or claims against it to the extent that such claim or claims arise out of activities related to the Products (e.g. product liability claims) conducted by or on behalf of Roche, except to the extent such losses, expenses, costs and amounts are due to the gross negligence or willful misconduct or failure to act of Inovio, its Affiliates or Third Party manufacturers.

12.2	Indemnification by Inovio

Inovio shall indemnify, hold harmless and defend Roche and its directors, officers, employees and agents from and against any and all losses, expenses, cost of defense (including without limitation attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts Roche becomes legally obligated to pay because of any claim or claims against it to the extent that such claim or claims arise out of activities related to (i) the Products (e.g. product liability claims) conducted by or on behalf of Inovio, and/or (ii) DNA Plasmids and/or Adjuvants conducted by or on behalf of Inovio or Roche, except to the extent such losses, expenses, costs and amounts are due to the gross negligence or willful misconduct or failure to act of Roche, its Affiliates or Third Party manufacturers.

12.3	Procedure

In the event of a claim by a Third Party against a Party entitled to indemnification under this Agreement (“Indemnified Party”), the Indemnified Party shall promptly notify the other Party (“Indemnifying Party”) in writing of the claim and the Indemnifying Party shall undertake and solely manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnified Party shall cooperate with the Indemnifying Party and may, at its option and expense, be represented in any such action or proceeding by counsel of its choice. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent. The Indemnifying Party shall not settle any such claim unless such settlement fully and unconditionally releases the Indemnified Party from all liability relating thereto, unless the Indemnified Party otherwise agrees in writing.

13.	Liability

Neither Party shall be liable to the other Party as a result of failure or delay to develop and/or commercialize the Product, including but not limited to, a) a delay in timelines, or b) delay or failure to recruit patients, or c) a change in its respective study protocols, or d) failure of the other Party to obtain regulatory approval for Products.

Except for breach of Section 14.1, NO PARTY SHALL BE ENTITLED TO RECOVER FROM ANOTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

14.	Obligation Not to Disclose Confidential Information

14.1	Non-Use and Non-Disclosure

During the Term of this Agreement and for five (5) years thereafter, a Receiving Party shall (i) treat Confidential Information provided by Disclosing Party as it would treat its own information of a similar nature, (ii) take all reasonable precautions not to disclose such Confidential Information to Third Parties, without the Disclosing Party’s prior written consent, and (iii) not use such Confidential Information other than for fulfilling its obligations under this Agreement.

14.2	Permitted Disclosure

Notwithstanding the obligation of non-use and non-disclosure set forth in Section 14.1, the Parties recognize the need for certain exceptions to this obligation, specifically set forth below, with respect to press releases, patent rights, publications, and certain commercial considerations.

14.3	Press Releases

The Parties may issue a press release announcing the existence and selected key terms of this Agreement, in a form substantially similar to the template attached as Appendix 14.3.

Roche shall issue press releases in accordance with its internal policy that typically does not issue a second press release until proof of concept has been achieved for a Product. Roche shall provide Inovio with a copy of any draft press release related to the activities contemplated by this Agreement at least two (2) weeks prior to its intended publication for Inovio’s review. Inovio may provide Roche with suggested modification to the draft press release. Roche shall consider Inovio’s suggestions in issuing its press release.

Inovio shall only issue press releases related to the activities contemplated by this Agreement that have either (i) been approved by Roche or (ii) are required to be issued by Inovio as a matter of law. In all circumstances, Inovio shall provide Roche with a draft press release at least two (2) weeks prior to its intended publication for Roche’s review. During such period, Roche shall (i) approve the draft press release and permit Inovio to issue the press release, (ii) contact Inovio to discuss modification to the draft press release, or (iii) contact Inovio and disapprove the press release. If Roche asks for modification, then Inovio shall either make such modification or work with Roche to arrive at a press release that Roche approves. If Inovio issues a press release without Roche’s approval, then Inovio’s decision must be based on a legal opinion (either written or oral) that the release was required to be issued by Inovio as a matter of law.

14.4	Publications

During the Term of this Agreement, the following restrictions shall apply with respect to disclosure by any Party of Confidential Information relating to DNA Plasmids, Adjuvants (to the extent specific to a Product), Products and Delivery Devices Adjuvants (to the extent specific to a Product) in any publication or presentation:

a) Both Parties acknowledge that it is their policy for the studies and results thereof to be registered and published in accordance with their internal guidelines. Roche, in accordance with its internal policies and procedures, shall have the right to publish all studies, clinical trials and results thereof on the clinical trial registries that are maintained by or on behalf of Roche. Unless authorized by Roche in writing, Inovio shall not publish any studies, clinical trials or results thereof on its clinical trial registry, provided however, that Roche’s clinical trial registry can be accessed via a link from Inovio’s clinical trial registry.

b) A Party (“Publishing Party”) shall provide the other Party with a copy of any proposed publication or presentation at least thirty (30) days (or at least twenty (20) days in the case of oral presentations) prior to submission for publication so as to provide such other Party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Confidential Information disclosed by the other Party to the Publishing Party in accordance with the requirements of this Agreement. The incorporation of such recommended changes shall not be unreasonably refused; and If such other Party notifies (“Publishing Notice”) the Publishing Party in writing, within thirty (30) days after receipt of the copy of the proposed publication or presentation (or at least twenty (20) days in the case of oral presentations), that such publication or presentation in its reasonable judgment (i) contains an invention, solely or jointly conceived and/or reduced to practice by the other Party, for which the other Party reasonably desires to obtain patent protection or (ii) could be expected to have a material adverse effect on the commercial value of any Confidential Information disclosed by the other Party to the Publishing Party, the Publishing Party shall prevent such publication or delay such publication for a mutually agreeable period of time. In the case of inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on such invention, and in no event less than ninety (90) days from the date of the Publishing Notice.

14.5	Commercial Considerations

Nothing in this Agreement shall prevent Roche or its Affiliates from disclosing Confidential Information of Inovio to (i) governmental agencies to the extent required or desirable to secure government approval for the development, manufacture or sale of Product in the Territory, (ii) Third Parties acting on behalf of Roche, to the extent reasonably necessary for the development, manufacture or sale of Product in the Territory, or (iii) Third Parties to the extent reasonably necessary to market the Product in the Territory. The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that such Confidential Information is required to be disclosed by the Receiving Party to comply with applicable law, to defend or prosecute litigation or to comply with governmental regulations, provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and, to the extent practicable, takes reasonable and lawful actions to minimize the degree of such disclosure.

15.	Term and Termination

15.1	Commencement and Term

This Agreement shall commence upon the Effective Date and continue for the Agreement Term.

15.2	Termination

15.2.1	Termination for Breach

A Party (“Non-Breaching Party”) shall have the right to terminate this Agreement in its entirety or on a country-by-country, Research Program-by-Research Program, or Product-by-Product basis in the event the other Party (“Breaching Party”) is in breach of any of its material obligations under this Agreement related thereto. The non-Breaching Party shall provide written notice to the Breaching Party, which notice shall identify the breach and the countries, Research Program and/or Product in which the Non-Breaching Party intends to have this Agreement terminate. The Breaching Party shall have a period of ninety (90) days after such written notice is provided (“Peremptory Notice Period”) to cure such breach. If the Breaching Party has a dispute as to whether such breach occurred or has been cured, it will so notify the Non-Breaching Party, and the expiration of the Preemptory Notice Period shall be tolled until such dispute is resolved pursuant to Section 16.2. Upon a determination of breach or failure to cure, the Breaching Party may have the remainder of the Preemptory Notice Period to cure such breach. If such breach is not cured within the Peremptory Notice Period, then absent withdrawal of the Non-Breaching Party’s request for termination, this Agreement shall terminate in such countries effective as of the expiration of the Preemptory Notice Period. Inovio’s failure to comply with the CAPA Plan, Product Supply Agreements and/or Device Supply Agreements in all material regards would be a material breach of this Agreement by Inovio. Inovio shall have the Peremptory Notice Period to cure the first material breach of compliance with the CAPA Plan. However, any subsequent failure to comply with the CAPA Plans shall give Roche the right to immediately terminate this Agreement upon written notice to Inovio.

15.2.2	Insolvency

A Party shall have the right to terminate this Agreement, if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

15.2.3	Termination by Roche without Cause

Roche shall have the right to terminate this Agreement at any time on a Research Program-by-Research Program, Product-by-Product and/or country-by-country basis (i) upon ninety (90) days prior written notice before First Commercial Sale of the Product to which the termination applies, and (ii) upon one hundred eighty (180) days prior written notice after the First Commercial Sale of the Product to which the termination applies. The effective date of termination under this Section 15.2.3 shall be (i) ninety (90) days after, or (ii) one hundred eighty (180) days after, as the case may be, Roche providing written notice to Inovio.

15.3	Consequences of Termination

15.3.1	Termination by Inovio for Breach by Roche

Upon any termination by Inovio for breach by Roche, any ongoing Research Program or development activities related to the subject matter of such breach shall cease, and all rights and licenses granted by Inovio to Roche under this Agreement shall also terminate in their entirety or on a country-by-country basis, Research Program-by-Research Program, and/or Product-by-Product basis, as applicable, on the effective date of termination. Roche will pay Inovio for any unpaid Research and Development Support Payments actually incurred or committed to be incurred under Section 6.2.

Any existing, permitted sublicense granted by Roche under this Agreement shall continue in full force and effect, provided that the permitted Sublicensee did not cause the breach that gave rise to a termination under Section 15.2.1, no default exists under the sublicense with such permitted Sublicensee and such permitted Sublicensee agrees to be bound by all the terms and conditions of this Agreement that are applicable to such permitted Sublicensee including rendering directly to Inovio all payments and other obligations due to Inovio related to such sublicense (including all event payments and royalty payments).

If Inovio desires to continue development and/or commercialization of Product (s), Inovio shall give a Continuation Election Notice to Roche within ninety (90) days of Inovio’s notice of termination for breach by Roche. If Roche receives such a timely Continuation Election Notice:

a) After the effective date of termination Roche shall, to the extent Roche has the right to do so, assign and transfer to Inovio, at no expense to Inovio, the Data Package to support the continued development and commercialization of Products that were being developed and/or commercialized by Roche as of the effective date of termination (each a “Termination Product”) . All documents shall be transferred in the form and format in which such materials are maintained by Roche. Original paper copies shall only be transferred, if legally required. Roche shall not be required to prepare or finalize any new data, reports or information solely for purposes of transfer to Inovio. In connection with research studies or clinical trials, Roche may have collected human samples and related clinical information for additional limited research and development programs (“Samples”). Legal and contractual restrictions may apply to such Samples, in particular as Samples may qualify as personal identifiable information. Inovio acknowledges and accepts that notwithstanding anything herein, Roche shall not be obliged to transfer any such Samples to Inovio.

b) At Inovio’s request, Roche shall assign all clinical trial agreements between Roche and a Third Parties, to the extent such agreements (i) have not been cancelled and are assignable without Roche paying any consideration or commencing litigation in order to effect an assignment of any such agreement and (ii) relate solely to the development of such Termination Products and/or the management and continued performance of any clinical trials for such Termination Product ongoing as of the effective date of such termination; provided that, Inovio assumes all of Roche’s obligations (including payment obligations) following the effective date of such assignment under such assigned agreement and pays any fees payable to such Third Party in connection with such assignment.

c) Inovio shall, upon transfer, have the right to disclose such filings, approvals and data to (i) governmental agencies of the country to the extent required or desirable to secure government approval for the development, manufacturing or sale of Product(s) in the country, (ii) Third Parties acting on behalf of Inovio, its Affiliates or licensees, to the extent reasonably necessary for the development, manufacture, or sale of Product(s) in the country, and (iii) Third Parties to the extent reasonably necessary to market Product(s) in the country.

d) Inovio shall have a ‘’’’’’’’’’’’’’’’’’’’’’’’’, non-exclusive license under the Roche IP Rights, including Roche’s interest in the Joint Patent Rights and Joint Know-How, solely to the extent necessary to allow Inovio, its Affiliates or licensees to develop, manufacture, have manufactured, use, export and import the applicable Termination Product(s) in the applicable country(ies), provided that with respect to any Roche IP Rights obtained pursuant to an agreement with a Third Party, Inovio assumes all of Roche’s obligations (including payment obligations) under such agreement to the extent applicable to the Termination Product(s). Inovio shall have a ‘’’’’’’’’’’’’’’’’’’’’’’’’’’, exclusive license under the Roche IP Rights, including Roche’s interest in the Joint Patent Rights and Joint Know-How, solely to the extent necessary to allow Inovio, its Affiliates or licensees to offer for sale and sell the applicable Termination Product(s) in the applicable country(ies), provided that with respect to any Roche IP Rights obtained pursuant to an agreement with a Third Party, Inovio assumes all of Roche’s obligations (including payment obligations) under such agreement to the extent applicable to the Termination Product(s). For clarity, the licenses under this Section 15.3.1(d) shall not include any licenses that Roche has with a Third Party for which such grant would be prohibited or under which a member of the Roche Group would incur financial obligations to such Third Party.

15.3.2	Termination by Roche for Breach by Inovio or Inovio Insolvency

Upon any termination of this Agreement for breach by Inovio or Inovio’s Insolvency pursuant to Section 15.2.1 or Section 15.2.2, as applicable, all rights and licenses granted by Roche to Inovio under this Agreement shall terminate in their entirety or on a Research Program-by Research Program, country-by-country, and/or Product-by-Product basis, as applicable, on the effective date of termination (except to the extent necessary to conduct any additional activities as contemplated under this Article 15). All rights and licenses granted to Roche under Article 3 shall become perpetual and irrevocable, provided that Roche must exercise its Option Right for any RC Targets within thirty (30) days after notice of an applicable termination. Inovio’s obligations of exclusivity set forth in Section 2.1.5 shall continue for Products and RC Targets (for those RC Targets subject to the Option Right, such exclusivity shall only apply to those RC Targets for which Roche exercises its Option Right). Inovio will promptly disclose to or provide Roche with any Collaboration Invention not previously provided or disclosed to Roche. Section 6.6 shall survive provided that all payments required to be paid shall be reduced by fifty percent (50%) of what would otherwise have been owned. In addition, if Inovio is responsible for conducting a Clinical Study for a Terminated Product hereunder, then Section 15.3.4 shall apply.

15.3.3	Termination by Roche without Cause

Upon any termination by Roche without cause, any ongoing Research Program or development activities related to the subject matter of such termination shall cease, and all rights and licenses granted by Inovio to Roche under this Agreement shall terminate in its entirety or on a country-by-country, Research Program-by-Research Program, and/or Product-by Product basis, as applicable, on the effective date of termination, provided that Roche shall have a fully paid-up, non-exclusive license for Roche and its Affiliates to use the Inovio Know-How for research purposes only. Roche will pay Inovio for any unpaid Research and Development Support Payments actually incurred or committed to be incurred under Section 6.2.

If Inovio desires to continue development and/or commercialization of Product(s), Inovio shall give a Continuation Election Notice to Roche within ninety (90) days of receipt of Roche’s notice of termination without cause. If Roche receives such a timely Continuation Election Notice:

a) After the effective date of termination Roche shall, to the extent Roche has the right to do so, transfer to Inovio, at no expense to Inovio, the Data Package to support the continued development and commercialization of Termination Product(s). All documents shall be transferred in the form and format in which such materials are maintained by Roche. Original paper copies shall only be transferred, if legally required. Roche shall not be required to prepare or finalize any new data, reports or information solely for purposes of transfer to Inovio. In connection with research studies or clinical trials, Roche may have collected Samples for additional limited research and development programs. Legal and contractual restrictions may apply to such Samples, in particular as Samples may qualify as personal identifiable information. Inovio acknowledges and accepts that notwithstanding herein, Roche shall not be obliged to transfer any such Samples to Inovio.

b)	At Inovio’s request, Roche shall assign all clinical trial agreements between Roche and a Third Parties, to the extent such agreements (i) have not been cancelled and are assignable without Roche paying any consideration or commencing litigation in order to effect an assignment of any such agreement and (ii) relate solely to the development of such Termination Products and/or the management and continued performance of any clinical trials for such Termination Product ongoing as of the effective date of such termination; provided that, Inovio assumes all of Roche’s obligations (including payment obligations) following the effective date of such assignment under such assigned agreement and pays any fees payable to such Third Party in connection with such assignment.

c)	Inovio shall, upon transfer, have the right to disclose such filings, approvals and data to (i) governmental agencies of the country to the extent required or desirable to secure government approval for the development, manufacture or sale of Product(s) in the country; (ii) Third Parties acting on behalf of Inovio, its Affiliates or licensees, to the extent reasonably necessary solely for the development, manufacture, or sale of Product(s) in the country, or (iii) Third Parties to the extent reasonably necessary to market Product(s) in the country.

d)	Inovio shall have a ‘’’’’’’’’’’’’’’’’’’’’’’’, non-exclusive license under the Roche IP Rights, including Roche’s interest in the Joint Patent Rights and Joint Know-How, solely to the extent necessary to allow Inovio, its Affiliates or licensees to develop, manufacture, have manufactured, use, export and import the applicable Termination Product(s) in the applicable country(ies), provided that with respect to any Roche IP Rights obtained pursuant to an agreement with a Third Party, Inovio assumes all of Roche’s obligations (including payment obligations) under such agreement to the extent applicable to the Termination Product(s). Inovio shall have a ‘’’’’’’’’’’’’’’’’’’’’’’’’’’, exclusive license under the Roche IP Rights, including Roche’s interest in the Joint Patent Rights and Joint Know-How, solely to the extent necessary to allow Inovio, its Affiliates or licensees to offer for sale and sell the applicable Termination Product(s) in the applicable country(ies), provided that with respect to any Roche IP Rights obtained pursuant to an agreement with a Third Party, Inovio assumes all of Roche’s obligations (including payment obligations) under such agreement to the extent applicable to the Termination Product(s). For clarity, the licenses under this Section 15.3.3(d) shall not include any licenses that Roche has with a Third Party for which such grant would be prohibited or under which a member of the Roche Group would incur financial obligations to such Third Party.

15.3.4	Other Obligations

15.3.4.1	Obligations Related to Ongoing Activities

If Inovio does not provide timely Continuation Election Notice, then Roche shall have the right to cancel all ongoing obligations.

If Inovio provides such timely Continuation Election Notice, then from the date of notice of termination until the effective date of termination, Roche shall continue activities, including preparatory activities, ongoing as of the date of notice of termination. However, Roche shall not be obliged to initiate any new activities not ongoing at the date of notice of termination.

After the effective date of termination, Roche shall not have any obligation to perform and/or complete any activities or to make any payments for performing or completing any activities under this Agreement, except as expressly stated herein.

Notwithstanding the foregoing, in case of any termination, upon the request of the Party taking responsibility for a Termination Product, if the other Party is conducting a Clinical Study for such Termination Product, then such Party shall complete any Clinical Study related to the Termination Product that is being conducted under its IND for the Termination Product and is ongoing as of the effective date of termination; provided, however, that

a)	both Inovio and Roche in their reasonable judgment have concluded that completing any such Clinical Studies does not present an unreasonable risk to patient safety;

b)	neither Party shall have any obligation to recruit or enroll any additional patients after the date of termination; and

c)	the Party taking responsibility for the Termination Product agrees to reimburse the other Party for all of its development costs that arise after the effective date of termination in completing such Clinical Studies.

15.3.4.2	Obligations Related to Manufacturing

a)	Clinical Supplies

In the case of termination by Inovio according to Section 15.2.1 or 15.2.2 or by Roche under Section 15.2.3, if Inovio elects to develop the Product(s), to the extent that Roche is the party responsible for the manufacture of the Termination Product, Roche shall transfer all existing and available clinical material to Inovio at Roche’s fully burdened manufacturing cost. Roche shall have no obligation to perform any additional activities concerning the clinical supplies (e.g. retesting, analyses). Inovio shall assume all liability for the use of such material. In the case of termination by Roche according to Section 15.2.1 or 15.2.2, to the extent that Inovio is responsible for manufacture of a Termination Product, Inovio will continue to manufacture such Terminated Product for Roche, on the terms agreed to herein, unless Roche elects to exercise its right of portability set forth in Section 5.3.4, which right shall survive.

b)	Commercial Supplies

In the case of termination by Inovio according to Section 15.2.1 or 15.2.2 or by Roche under Section 15.2.3, if a Product is marketed in any country of Territory on the date of the notice of termination of this Agreement, upon the request of Inovio, to the extent that Roche is the party responsible for the manufacture of the Termination Product, Roche shall manufacture and supply such Product to Inovio for a period that shall not exceed eighteen (18) months from the effective date of the termination of this Agreement at a price to be agreed by the Parties in good faith. Inovio shall use Commercially Reasonable Efforts to take over the manufacturing as soon as possible after the effective date of termination. In the case of termination by Roche according to Section 15.2.1 or 15.2.2, to the extent that Inovio is responsible for manufacture of a Termination Product, Inovio will continue to manufacture such Terminated Product for Roche, on the terms agreed to herein, unless Roche elects to exercise its right of portability set forth in Section 5.3.4, which right shall survive.

Unless otherwise agreed by the Parties, the termination of this Agreement shall cause the automatic termination of all ancillary agreements related hereto, if any.

15.3.4.3	Royalty and Payment Obligations

Termination of this Agreement by a Party, for any reason, shall not release Roche from any obligation to pay royalties or make any payments to Inovio that were due and payable prior to the effective date of termination. Unless otherwise expressly provided for herein, termination of this Agreement by a Party, for any reason, will release Roche from any obligation to pay royalties or make any payments to Inovio that would otherwise become due or payable after the effective date of termination.

15.4	Survival

Section 3.5 (Retained Rights), Section 10.1 (Ownership of Inventions); Article 12 (Indemnification), Article 14 (Obligation Not to Disclose Confidential Information), Article 15 (Term and Termination), Section 16.2 (Governing Law) and Section 16.5 (Arbitration) shall survive any expiration or termination of this Agreement for any reason.

16.	Miscellaneous

16.1	Bankruptcy

All licenses (and to the extent applicable rights) granted under or pursuant to this Agreement by Inovio to Roche are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined under Section 101(60) of the Bankruptcy Code. Unless Roche elects to terminate this Agreement, the Parties agree that Roche, as a licensee or sublicensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this Agreement.

16.2	Change of Control

If there is a Change of Control of Inovio, then Inovio shall provide written notice to Roche at least thirty (30) days prior to completion of such Change of Control, subject to any confidentiality obligations of Inovio then in effect (but in any event shall notify Roche within fifteen (15) days after completion of such Change of Control).

The Change of Control Group in connection with such Change of Control shall agree in writing with Roche that it will not utilize any of Roche’s Know-How, Patent Rights, Inventions, Materials or Confidential Information or Joint Know-How, Joint Patent Rights or Collaboration IP (collectively, “Sensitive Information”) for the research, development or commercialization of any product for the treatment of any indication or patient population for which a Product may be developed or commercialized.

Following consummation of the Change of Control, Roche and the Change of Control Group shall adopt in writing reasonable procedures to prevent the disclosure of Sensitive Information beyond Inovio’s personnel who need to know the Sensitive Information solely for the purpose of fulfilling the Acquired Party’s obligations under this Agreement.

If there is a Change of Control of Inovio then Roche may, in its sole discretion, cause Inovio to immediately cease any work under the Research Plans. Upon any such ceasation, Inovio will immediately cease all activity, transfer to Roche all data developed by Inovio, and reconcile actual FTE costs in the quarter against the quarterly prepayment made by Roche. Within thirty (30) days of such reconciliation, Inovio will refund to Roche the difference between the quarterly prepayment by Roche and Inovio actual FTE expenditures in the quarter. All licenses granted by Roche to Inovio shall terminate, except the license granted by Roche to Inovio under Section 3.3, above, shall survive . In addition, Roche shall have the right to suspend Inovio or its successor’s participation and rights under Article 4, and Roche shall have the right to make all decisions under the Agreement unilaterally and without consultation with Inovio or its successor.

16.3	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of New Jersey, without reference to its conflict of laws principles.

16.4	Disputes

Unless otherwise set forth in this Agreement, in the event of any dispute in connection with this Agreement, such dispute shall be referred to the respective executive officers of the Parties designated below or their designees, for good faith negotiations attempting to resolve the dispute. The designated executive officers are as follows:

For Inovio:	CEO
For Roche:	Head of Roche Partnering

16.5	Arbitration

Should the Parties fail to agree within two (2) months after such dispute has first arisen, it shall be finally settled by arbitration in accordance with the Rules of American Arbitration Association (AAA) as in force at the time when initiating the arbitration. The tribunal shall consist of three arbitrators. Each Party shall select one (1) arbitrator and the arbitrators shall select the third arbitrator. The place of arbitration shall be Newark, New Jersey, US. The language to be used shall be English.

16.6	Assignment

Neither Party may assign its rights or obligations under this Agreement absent the prior written consent of the other Party, except to any of its Affiliates or in the context of a merger, acquisition, sale or other transaction involving all or substantially all of the assets of the Party seeking to assign, provided that, in the case of an assignment to an Affiliate, the assigning Party shall be responsible for the actions of its Affiliates, in which case such Party in its sole discretion may assign its rights and obligations under this Agreement. Any permitted assignment shall be binding on the successors of the assigning Party.

16.7	Debarment

Inovio represents and warrants that it has never been debarred under 21 U.S.C. §335a, disqualified under 21 C.F.R. §312.70 or §812.119, sanctioned by a Federal Health Care Program (as defined in 42 U.S.C §1320 a-7b(f)), including without limitation the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any other similar Federal or state agency or program. In the event Inovio receives notice of debarment, suspension, sanction, exclusion, ineligibility or disqualification under the above-referenced statutes, Inovio shall immediately notify Roche in writing and Roche shall have the right, but not the obligation, to terminate this Agreement, effective, at Roche’s option, immediately or at a specified future date.

16.8	Independent Contractor

No employee or representative of either Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever or to create or impose any contractual or other liability on the other Party without said Party’s prior written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Inovio legal relationship to Roche under this Agreement shall be that of independent contractor.

16.9	Unenforceable Provisions and Severability

If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions that will achieve as far as possible the economic business intentions of the Parties. However the remainder of this Agreement will remain in full force and effect, provided that the material interests of the Parties are not affected, i.e. the Parties would presumably have concluded this Agreement without the unenforceable provisions.

16.10	Waiver

The failure by either Party to require strict performance and/or observance of any obligation, term, provision or condition under this Agreement will neither constitute a waiver thereof nor affect in any way the right of the respective Party to require such performance and/or observance. The waiver by either Party of a breach of any obligation, term, provision or condition hereunder shall not constitute a waiver of any subsequent breach thereof or of any other obligation, term, provision or condition.

16.11	Appendices

All Appendices to this Agreement shall form an integral part to this Agreement.

16.12	Entire Understanding

This Agreement contains the entire understanding between the Parties hereto with respect to the within subject matter and supersedes any and all prior agreements, understandings and arrangements, whether written or oral.

16.13	Amendments

No amendments of the terms and conditions of this Agreement shall be binding upon either Party hereto unless in writing and signed by both Parties.

16.14	Invoices

All invoices that are required or permitted hereunder shall be in writing and sent by Inovio to Roche at the following address or other address as Roche may later provide:

F. Hoffmann-La Roche Ltd

Kreditorenbuchhaltung

4070 Basel

Switzerland

With a copy to the Roche Alliance Director as directed by Roche.

16.15	Notice

All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Inovio, to:
Inovio Pharmaceuticals, Inc. 1787 Sentry Parkway West, Building 18, Suite 400 Blue Bell, Pennsylvania 19422 U.S.A. Attn: Niranjan Sardesai, COO Facsimile No.: 267-440-4242

And:	Attn: Legal Department Facsimile No.: 267-440-4242

if to Roche, to:	F. Hoffmann-La Roche Ltd Grenzacherstrasse 124 4070 Basel Switzerland Attn: Legal Department Facsimile No.: +41 61 688 13 96

And:	Hoffmann-La Roche Inc. 340 Kingsland Street Nutley, New Jersey 07110 U.S.A. Attn. Corporate Secretary Facsimile No.: +1 973 235-3500

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

Inovio Pharmaceuticals, Inc.

/s/ J. Joseph Kim
Name:	J. Joseph Kim, Ph.D.
Title:	President and CEO

F. Hoffmann-La Roche Ltd

/s/ Christophe Carissimo		/s/ Melanie Frey Wick
Name:	Christophe Carissimo	Name:	Dr. Melanie Frey Wick
Title:	Global Licensing Director	Title:	Vice Director

Hoffmann-La Roche Inc.

/s/ John P. Parise
Name:	John J. Parise
Title:	Authorized Signatory

Appendix 1.54

Inovio Background Patent Rights

INOVIO PATENT/IP SCHEDULE

1	PATENT RIGHTS TO DELIVERY DEVICES

A.	Electroporation

1)	CELLECTRA®

2)	SKIN/MUSCLE

3)	SKIN

4)	MUSCLE

5)	ONCOLOGY - TUMORS

6)	OTHER

2	PATENT RIGHTS TO ENABLING TECHNOLOGIES

A.	Vaccine Additives

1.	ADJUVANTS

IL-15

IL-15 R-ALPHA

CTACK, MEK, TECK

RANTES

IL-28

IL-12

1.	FORMULATIONS

PLG - LIPID ADDITIVES

PLG - LYOPHILIZATION FORMULA

B.	Functional DNA

1.	PLASMIDS

2.	LEADER SEQUENCES

3.	PROMOTERS

3	Patent rights to ProducTs

1	Hepatitis B

2	Prostate cancer

1	PATENT RIGHTS TO DELIVERY DEVICES

A.	Electroporation

1.	CELLECTRA®

AVSI-0010 - ELECTRODE ASSEMBLY FOR CONSTANT-CURRENT ELECTROPORATION AND USE

AVSI-0048 - ELECTROPORATION DEVICES AND METHODS OF USING SAME FOR ELECTROPORATION OF CELLS IN MAMMALS

Inovio Ref	Country	Status	Serial Number	Filing Date	Patent No.	Issue Date
AVSI0010	AU	Granted	2009251157	23-Dec-2009	2009251157	09-Aug-2012
AVSI0010	CA	Published	2477870	06-Mar-2003
AVSI0010	EP	Published	03717937.1	06-Mar-2003
AVSI0010	MX	Granted	PA/A/2004/008670	06-Mar-2003	263479	06-Jan-2009
AVSI0010	SG	Granted	200405195-9	06-Mar-2003	106747	29-Sep-2006
AVSI0010	TW	Granted	92104867	06-Mar-2003	239855	21-Sep-2005
AVSI0010	US	Granted	10/360768	07-Mar-2002	7245963	17-Jul-2007
AVSI0010	US	Granted	11/495021	28-Jul-2006	7664545	16-Feb-2010
AVSI0010	WO	Reportable	PCT/US03/06833	06-Mar-2003
AVSI0010 P1	CA	Allowed	2578847	03-Sep-2004
AVSI0010 P1	EP	Published	04788598.3	03-Sep-2004
AVSI0010 P1	TW	Granted	93127152	08-Sep-2004	246930	11-Jan-2006
AVSI0010 P1	US	Granted	10/657725	08-Sep-2003	8209006	26-Jun-2012
AVSI0010 P1	WO	Reportable	PCT/US04/28998	03-Sep-2004

AVSI0048	AU	Granted	2007313203	17-Oct-2007	2007313203	29-Nov-2012
AVSI0048	CA	Published	2666501	17-Oct-2007
AVSI0048	CN	Published	200780046652.7	17-Oct-2007

AVSI0048	EP	Published	07839621.5	17-Oct-2007
AVSI0048	EP	Published	11184546.7	10-Oct-2011
AVSI0048	HK	Published	09111461.8	08-Dec-2009
AVSI0048	IN	Pending	2366/DELNP/2009	17-Oct-2007
AVSI0048	JP	Published	2009-533358	15-Jun-2009
AVSI0048	KR	Pending	2009-7007847	17-Oct-2007
AVSI0048	SG	Pending	200902629-5	17-Oct-2007
AVSI0048	SG	Granted	201107493-7	12-Oct-2011	175627	15-Apr-2013
AVSI0048	US	Published	11/874072	17-Oct-2007
AVSI0048	WO	Reportable	PCT/US07/022139	17-Oct-2007

2.	SKIN/MUSCLE

GTI-1130 - SKIN AND MUSCLE-TARGETED GENE THERAPY BY PULSED ELECTRICAL FIELD

GTI-2010 - VARIABLE CURRENT DENSITY SINGLE NEEDLE ELECTROPORATION SYSTEM AND METHOD

VGX0118 - Multiple Tissue Layer Electroporation Applicator and Device

SPHERG1 - method of transferring nucleic acid into multicelled eukaryotic cells and combination therefor

Inovio Ref	Country	Status	Serial Number	Filing Date	Patent No.	Issue Date
GTI-1130	AU	Granted	49883/99	13-Jul-1999	770092	27-May-2004
GTI-1130	CA	Granted	2337652	13-Jul-1999	2337652	26-Mar-2013
GTI-1130	EP	Published	99933937.7	13-Jul-1999
GTI-1130	EP	Published	11180420.9	07-Sep-2011
GTI-1130	EP	Published	11180419.1	07-Sep-2011
GTI-1130	US	Granted	09/352809	13-Jul-1999	6697669	24-Feb-2004
GTI-1130	US	Granted	10/165657	07-Jun-2002	6678556	13-Jan-2004
GTI-1130	US	Granted	10/756946	13-Jan-2004	7570992	04-Aug-2009
GTI-1130	US	Granted	09/625825	26-Jul-2000	6654636	25-Nov-2003
GTI-1130	US	Granted	10/233007	30-Aug-2002	6972013	06-Dec-2005
GTI-1130	US	Granted	11/291459	30-Nov-2005	7922709	12-Apr-2011

GTI-2010	AU	Published	2009205643	16-Jan-2009
GTI-2010	CA	Published	2710408	16-Jan-2009
GTI-2010	CN	Published	200980103021.3	16-Jan-2009
GTI-2010	EP	Published	09702445.9	16-Jan-2009
GTI-2010	HK	Published	11106149.4	15-Jun-2011

GTI-2010	IN	Published	4726/DELNP/2010	30-Jun-2010
GTI-2010	JP	Published	2010-543139	16-Jan-2009
GTI-2010	KR	Pending	10-2010-7018104	16-Aug-2010
GTI-2010	US	Published	12836163	14-Jul-2010
GTI-2010	WO	Published	PCT/US2009/000273	16-Jan-2009

VGX0118	AU	Published	2011223768	01-Mar-2011
VGX0118	CA	Published	2789733	01-Mar-2011
VGX0118	EP	Published	11751203.8	01-Mar-2011
VGX0118	KR	Pending	10-2012-7025737	01-Mar-2011
VGX0118	US	Expired	61309423	01-Mar-2010
VGX0118	US	Expired	61309860	02-Mar-2010
VGX0118	US	Published	13581700	29-Aug-2012
VGX0118	WO	Published	PCT/US2011/026688	01-Mar-2011

SPHERG1	US	Granted		2000-02-02	6528315	04-Mar-2003
SPHERG1	EP BE, CH,DE, FR, GB, IT	Granted	1998935066	1998-06-30	EP0991425	12-Apr-2000

3.	SKIN

GTI-1530 - Applicator for the electroporation of drugs and genes into surface cells

GTI-3010 - Contactless Electropermeabilization Electrode and Method

VGX0117 - A Tolerable and Minimally Invasive Skin Electroporation Device

VGX0123 - A NONINVASIVE DERMAL ELECTROPORATION DEVICE

USF-A3 - ELECTROMANIPULATION DEVICE AND METHOD

Inovio Ref	Country	Status	Serial Number	Filing Date	Patent No.	Issue Date
GTI-1530	AT	Granted	99966432.9	17-Dec-1999	1140283	08-Mar-2006

GTI-1530	AU	Granted	14354/95	13-Dec-1994	691237	27-Aug-1998
GTI-1530	AU	Granted	68821/98	02-Apr-1998	741399	14-Mar-2002
GTI-1530	AU	Granted	21969/00	17-Dec-1999	763535	06-Nov-2003
GTI-1530	CA	Granted	2185024	13-Dec-1994	2185024	08-May-2001
GTI-1530	CA	Granted	2311474	02-Apr-1998	2311474	02-Oct-2012
GTI-1530	CH	Granted	99966432.9	17-Dec-1999	1140283	08-Mar-2006
GTI-1530	DE	Granted	95905926.2	13-Dec-1994	P69426210.2	25-Oct-2000
GTI-1530	DE	Granted	98914475.3	02-Apr-1998	69806794.0	24-Jul-2002
GTI-1530	DE	Granted	99966432.9	17-Dec-1999	1140283	08-Mar-2006
GTI-1530	EP	Granted	95905926.2	13-Dec-1994	0751802	25-Oct-2000
GTI-1530	EP	Granted	98914475.3	02-Apr-1998	1028777	24-Jul-2002
GTI-1530	EP	Granted	99966432.9	17-Dec-1999	1140283	08-Mar-2006
GTI-1530	ES	Granted	99966432.9	17-Dec-1999	1140283	08-Mar-2006
GTI-1530	FR	Granted	95905926.2	13-Dec-1994	0751802	25-Oct-2000
GTI-1530	FR	Granted	98914475.3	02-Apr-1998	1028777	24-Jul-2002
GTI-1530	FR	Granted	99966432.9	17-Dec-1999	1140283	08-Mar-2006
GTI-1530	GB	Granted	95905926.2	13-Dec-1994	0751802	25-Oct-2000
GTI-1530	GB	Granted	98914475.3	02-Apr-1998	1028777	24-Jul-2002
GTI-1530	GB	Granted	99966432.9	17-Dec-1999	1140283	08-Mar-2006
GTI-1530	IT	Granted	95905926.2	13-Dec-1994	0751802	25-Oct-2000
GTI-1530	IT	Granted	99966432.9	17-Dec-1999	1140283	08-Mar-2006
GTI-1530	JP	Granted	525651/95	13-Dec-1994	3554935	21-May-2004

GTI-1530	NL	Granted	99966432.9	17-Dec-1999	1140283	08-Mar-2006
GTI-1530	TW	Granted	87106879	05-May-1998	NI-108036	01-Sep-1999
GTI-1530	US	Granted	08/310647	22-Sep-1994	5464386	07-Nov-1995
GTI-1530	US	Granted	08/552200	02-Nov-1995	5688233	18-Nov-1997
GTI-1530	US	Granted	08/964436	04-Nov-1997	6009345	28-Dec-1999
GTI-1530	US	Granted	09/213782	17-Dec-1998	5968006	19-Oct-1999

GTI-3010	CA	Published	2756276	16-Apr-2010
GTI-3010	EP	Published	10765277.8	16-Apr-2010
GTI-3010	KR	Pending	10-2011-7027142	16-Apr-2010
GTI-3010	US	Published	13263802	10-Oct-2011
GTI-3010	WO	Published	PCT/US10/31431	16-Apr-2010

VGX0117	AU	Published	2011223753	01-Mar-2011
VGX0117	BR	Pending	11 2012 0218050	01-Mar-2011
VGX0117	CA	Published	2789736	01-Mar-2011
VGX0117	CN	Published	201180011473.6	01-Mar-2011
VGX0117	EA	Pending	201201203	01-Mar-2011
VGX0117	EP	Published	11751208.7	01-Mar-2011
VGX0117	HK	Pending	201180011473.6	01-Mar-2011
VGX0117	IN	Pending	7555/DELNP/2012	01-Mar-2011
VGX0117	JP	Published	2012556176	01-Mar-2011
VGX0117	KR	Pending	10-2012-7025208	01-Mar-2011
VGX0117	MX	Pending	MX/a/2012/009986	01-Mar-2011

VGX0117	US	Expired	61309422	01-Mar-2010
VGX0117	US	Published	13581702	05-Oct-2012
VGX0117	ZA	Pending	201206478	01-Mar-2011
VGX0117	WO	Published	PCT/US11/26701	01-Mar-2011

VGX0123	US	Expired	61402712	28-Jun-2011
VGX0123	WO	Published	PCT/US12/44539	28-Jun-2012

USF-A3	CA	Published	2478614	13-Mar-2002
USF-A3	US	Granted	10605126	10-Sep-2003	7769440	03-Aug-2010

4.	MUSCLE

GTI-1370 - METHOD AND APPARATUS FOR REDUCING ELECTROPORATION-MEDIATED MUSCLE REACTION AND PAIN RESPONSE

GTI-5000 - METHOD FOR INTRODUCING PHARMACEUTICAL DRUGS AND NUCLEIC ACIDS INTO SKELETAL MUSCLE

GTI-5001 - ELECTROPORATION DEVICE AND INJECTION APPARATUS

GTI-7001 - DEVICE AND METHOD FOR SINGLE-NEEDLE IN VIVO ELECTROPORATION

spherg2 - method of transferring nucleic acid into straited muscles

Inovio Ref	Country	Status	Serial Number	Filing Date	Patent No.	Issue Date
GTI-1370	AU	Granted	41771/00	23-Mar-2000	778736	14-Apr-2005
GTI-1370	EP	Published	00921451.1	23-Mar-2000
GTI-1370	TW	Granted	89105497	11-Apr-2000	NI-153798	06-Aug-2002
GTI-1370	US	Granted	10/215963	08-Aug-2002	7054685	30-May-2006
GTI-1370	US	Granted	09/535683	23-Mar-2000	6678558	13-Jan-2004

GTI-5000	AT	Granted	98909691.2	03-Apr-1998	1023107	30-Aug-2006
GTI-5000	AU	Granted	69906/98	03-Apr-1998	733628	30-Aug-2001
GTI-5000	BE	Granted	98909691.2	03-Apr-1998	1023107	30-Aug-2006
GTI-5000	CA	Granted	2285056	03-Apr-1998	2285056	14-Dec-2004
GTI-5000	CH	Granted	98909691.2	03-Apr-1998	1023107	30-Aug-2006
GTI-5000	CN	Granted	98803980.X	03-Apr-1998	ZL98803980	24-Apr-2006
GTI-5000	DE	Granted	98909691.2	03-Apr-1998	69835761.2	30-Aug-2006
GTI-5000	DK	Granted	98909691.2	03-Apr-1998	1023107	30-Aug-2006
GTI-5000	EA	Granted	199900882	03-Apr-1998	002087	24-Dec-2001
GTI-5000	EP	Granted	98909691.2	03-Apr-1998	1023107	30-Aug-2006
GTI-5000	ES	Granted	98909691.2	03-Apr-1998	1023107	30-Aug-2006
GTI-5000	FR	Granted	98909691.2	03-Apr-1998	1023107	30-Aug-2006
GTI-5000	GB	Granted	98909691.2	03-Apr-1998	1023107	30-Aug-2006
GTI-5000	IE	Granted	98909691.2	03-Apr-1998	1023107	30-Aug-2006
GTI-5000	IT	Granted	98909691.2	03-Apr-1998	1023107	30-Aug-2006
GTI-5000	KR	Granted	1999-7009009	03-Apr-1998	427786	07-Apr-2004
GTI-5000	KZ	Granted	199900882	03-Apr-1998	2087	24-Dec-2001
GTI-5000	LU	Granted	98909691.2	03-Apr-1998	1023107	30-Aug-2006
GTI-5000	MX	Granted	999026	03-Apr-1998	253159	09-Jan-2008
GTI-5000	NL	Granted	98909691.2	03-Apr-1998	1023107	30-Aug-2006
GTI-5000	NO	Granted	19994820	03-Apr-1998	327806	28-Sep-2009
GTI-5000	NZ	Granted	337853	03-Apr-1998	337853	08-Jul-2002
GTI-5000	RU	Granted	199900882	03-Apr-1998	2087	24-Dec-2001

GTI-5000	SE	Granted	98909691.2	03-Apr-1998	1023107	30-Aug-2006
GTI-5000	US	Granted	09/565140	05-May-2000	6261281	17-Jul-2001
GTI-5000	US	Granted	09/055084	03-Apr-1998	6110161	29-Aug-2000
GTI-5000	US	Granted	10/141561	07-May-2002	6610044	26-Aug-2003
GTI-5000	US	Granted	10/620271	14-Jul-2003	6958060	25-Oct-2005
GTI-5000	US	Granted	12/070233	15-Feb-2008	7931640	26-Apr-2011
GTI-5000	WO	Reportable	IB9800487	03-Apr-1998
GTI-5000	WO	Reportable	2001GB01970	04-May-2001

GTI-5001	AU	Granted	2009202678	01-Jul-2009	2009202678	29-Nov-2012
GTI-5001	CA	Published	2491000	04-Jul-2003
GTI-5001	CN	Granted	03820724.9	04-Jul-2003	03820724.9	28-Apr-2010
GTI-5001	EA	Granted	200401558	04-Jul-2003	009203	28-Dec-2007
GTI-5001	EP	Allowed	03762794.0	04-Jul-2003
GTI-5001	HK	Published	05108751.7	04-Jul-2003
GTI-5001	IN	Pending	4137/DELNP/2004	04-Jul-2003
GTI-5001	JP	Granted	2004-518966	04-Jul-2003	4461012	19-Feb-2010
GTI-5001	JP	Published	2009-279074	09-Dec-2009
GTI-5001	MX	Granted	PA/A/2005/000155	04-Jul-2003	277428	21-Jul-2010
GTI-5001	NZ	Granted	562306	04-Jul-2003	562306	08-Oct-2009
GTI-5001	NZ	Granted	566578	04-Jul-2003	566578	12-Nov-2009
GTI-5001	RU	Granted	200401558	04-Jul-2003	9203	28-Dec-2007
GTI-5001	US	Granted	10/612304	03-Jul-2003	7328064	05-Feb-2008

GTI-5001	US	Published	11/985825	16-Nov-2007
GTI-5001	WO	Reportable	PCT/GB2003/002887	04-Jul-2003
GTI-5001	ZA	Granted	2005/0058	04-Jul-2003	2005/0058	29-Mar-2006

GTI-7001	AU	Granted	2007215263	09-Feb-2007	2007215263	20-Oct-2011
GTI-7001	CA	Published	2635437	09-Feb-2007
GTI-7001	CA	Pending	2686855	16-May-2008
GTI-7001	CN	Granted	200780002313.9	09-Feb-2007	200780002313.9	25-Dec-2012
GTI-7001	EP	Published	07750450.4	09-Feb-2007
GTI-7001	EP	Published	08767759.7	20-Nov-2009
GTI-7001	IN	Pending	6100/DELNP/2008	11-Jul-2008
GTI-7001	JP	Granted	2008-554405	09-Feb-2007	5059786	10-Aug-2012
GTI-7001	KR	Published	7019463/2008	09-Feb-2007
GTI-7001	MX	Granted	MX/a/2008/008981	09-Feb-2007	311676	24-Jul-2013
GTI-7001	NO	Pending	20083811	09-Feb-2007
GTI-7001	US	Published	11/704591	09-Feb-2007
GTI-7001	WO	Reportable	PCT/US2007/003615	09-Feb-2007
GTI-7001	WO	Reportable	PCT/US2008/006311	16-May-2008

SPHERG2	US	Granted		2001-11-07	6939862	06-Sep-2005
SPHERG2	EP BE, CH,DE, FR, GB, IT	Granted	1998935067	1998-06-30	EP0991426	12-Apr-2000

5.	ONCOLOGY-TUMORS

GTI-1110 - Synergism of photodynamic and electropermeation effect on cell vitality as a novel cytotoxic agent

GTI-1160 - ELECTROPORATION SYSTEM WITH VOLTAGE CONTROL FEEDBACK FOR CLINICAL APPLICATIONS

GTI-1200 - Apparatus for addressing needle array electrodes for electroporation therapy

GTI-1230 - Electrically induced vessel vasodilation

GTI-1250 - ELECTROPORATION APPARATUS WITH CONNECTIVE ELECTRODE TEMPLATE

GTI-1360 - Method of electroporation-enhanced delivery of active agents

Inovio Ref	Country	Status	Serial Number	Filing Date	Patent No.	Issue Date
GTI-1110	US	Granted	10677214	01-Oct-2003	7181271	20-Feb-2007

GTI-1160	CA	Granted	2216131	10-Apr-1995	2216131	05-Feb-2002
GTI-1160	CA	Granted	2218255	22-May-1996	2218255	20-Nov-2001
GTI-1160	CN	Granted	96194608.3	22-May-1996	ZL96194608.3	26-May-2004
GTI-1160	DE	Granted	02008920.7	10-Apr-1995	1240917	23-Jun-2004
GTI-1160	DE	Granted	96916550.5	22-May-1996	69604509.5	29-Sep-1999
GTI-1160	EP	Granted	02008920.7	10-Apr-1995	1240917	23-Jun-2004
GTI-1160	EP	Granted	96916550.5	22-May-1996	0874663	29-Sep-1999
GTI-1160	FR	Granted	02008920.7	10-Apr-1995	1240917	23-Jun-2004
GTI-1160	FR	Granted	96916550.5	22-May-1996	0874663	29-Sep-1999
GTI-1160	GB	Granted	02008920.7	10-Apr-1995	1240917	23-Jun-2004
GTI-1160	GB	Granted	96916550.5	22-May-1996	0874663	29-Sep-1999
GTI-1160	JP	Granted	530968/96	10-Apr-1995	3338880	16-Aug-2002
GTI-1160	KR	Granted	706014/97	10-Apr-1995	247255	10-Dec-1999
GTI-1160	KR	Granted	708424/97	22-May-1996	260238	04-Apr-2000
GTI-1160	MX	Granted	PA/A/1997/006929	10-Apr-1995	218786	21-Jan-2004

GTI-1160	MX	Granted	PA/A/1997/008316	22-May-1996	248023	13-Aug-2007
GTI-1160	US	Granted	08/467566	06-Jun-1995	5702359	30-Dec-1997
GTI-1160	US	Granted	09/427151	25-Oct-1999	6451002	17-Sep-2002
GTI-1160	US	Granted	10/053861	17-Jan-2002	6567694	20-May-2003
GTI-1160	US	Granted	09/551327	18-Apr-2000	6418341	09-Jul-2002
GTI-1160	US	Granted	90/005590	15-Dec-1999	5702359C1	28-Mar-2006
GTI-1160	US	Granted	08/930168	10-Apr-1995	5810762	22-Sep-1998
GTI-1160	US	Granted	08/042039	01-Apr-1993	5439440	08-Aug-1995
GTI-1160	US	Granted	08/537265	29-Sep-1995	5993434	30-Nov-1999
GTI-1160	US	Granted	10/177560	21-Jun-2002	6569149	27-May-2003
GTI-1160	US	Granted	10/213514	06-Aug-2002	6763264	13-Jul-2004

GTI-1200	AR	Granted	P990105331	21-Oct-1999	AR020932B1	30-May-2006
GTI-1200	AU	Granted	86823/98	31-Jul-1998	734343	27-Sep-2001
GTI-1200	AU	Granted	17074/00	21-Oct-1999	767814	11-Mar-2004
GTI-1200	CA	Granted	2268026	31-Jul-1998	2268026	29-Jul-2003
GTI-1200	CN	Granted	98801461.0	31-Jul-1998	98801461.0	07-Sep-2005
GTI-1200	CN	Granted	200510084733.9	31-Jul-1998	1768873	28-Jan-2011
GTI-1200	DE	Granted	98938256.9	31-Jul-1998	999867	08-Sep-2010
GTI-1200	EP	Granted	98938256.9	31-Jul-1998	999867	08-Sep-2010
GTI-1200	FR	Granted	98938256.9	31-Jul-1998	999867	08-Sep-2010
GTI-1200	GB	Granted	98938256.9	31-Jul-1998	999867	08-Sep-2010
GTI-1200	HK	Granted	00106147.9	31-Jul-1998	1027049	28-Apr-2006

GTI-1200	JP	Granted	2002-57679	31-Jul-1998	4180285	05-Sep-2008
GTI-1200	KR	Granted	10-1999-7002781	31-Jul-1998	756252	31-Aug-2007
GTI-1200	US	Granted	09/177678	22-Oct-1998	6241701	05-Jun-2001
GTI-1200	US	Granted	09/861016	18-May-2001	6516223	04-Feb-2003
GTI-1200	US	Granted	09/189062	09-Nov-1998	6233482	15-May-2001
GTI-1200	US	Granted	09/189360	09-Nov-1998	6181964	30-Jan-2001
GTI-1200	US	Granted	09/189070	09-Nov-1998	6068650	30-May-2000
GTI-1200	US	Granted	08/905240	01-Aug-1997	6055453	25-Apr-2000
GTI-1200	US	Granted	09/900601	05-Jul-2001	7412284	12-Aug-2008
GTI-1200	US	Granted	09/227417	08-Jan-1999	6216034	10-Apr-2001
GTI-1200	US	Granted	09/227416	08-Jan-1999	6014584	11-Jan-2000
GTI-1200	ZA	Granted	98/7596	21-Aug-1998	98/7596	31-Aug-1999

GTI-1230	US	Granted	09969367	01-Oct-2001	6865416	08-Mar-2005
GTI-1230	US	Granted	09307216	07-May-1999	6347247	12-Feb-2002

GTI-1250	US	Granted	09/206635	07-Dec-1998	6120493	19-Sep-2000
GTI-1250	US	Granted	09/014291	27-Jan-1998	6009347	28-Dec-1999
GTI-1250	US	Granted	09/234770	21-Jan-1999	6208893	27-Mar-2001

GTI-1360	US	Granted	10/339708	08-Jan-2003	7171264	30-Jan-2007
GTI-1360	US	Granted	09/567404	08-May-2000	6520950	18-Feb-2003

6.	OTHER

GTI-4010 - Oral Mucosal Electroporation Device and Use Thereof

GTI-9000 - METHODS OF ENHANCING IMMUNE RESPONSE USING ELECTROPORATION-ASSISTED VACCINATION AND BOOSTING

Inovio Ref	Country	Status	Serial Number	Filing Date	Patent No.	Issue Date
GTI-4010	CA	Pending	2795547	28-Apr-2011
GTI-4010	CN	Published	201180021234.9	28-Apr-2011
GTI-4010	EP	Published	11775553.8	28-Apr-2011
GTI-4010	HK	Pending	13108500.1	28-Apr-2011
GTI-4010	KR	Pending	10-2012-7027162	28-Apr-2011
GTI-4010	US	Published	13641977	18-Oct-2012
GTI-4010	WO	Published	PCT/US11/34277	28-Apr-2011

GTI-9000	AU	Allowed	2007322075	16-Nov-2007
GTI-9000	AU	Pending	2013206520	16-Nov-2007
GTI-9000	CA	Published	2668649	16-Nov-2007
GTI-9000	CN	Published	200780037742.X	16-Nov-2007
GTI-9000	EP	Published	07840065.2	16-Nov-2007
GTI-9000	HK	Published	10101823.9	22-Feb-2010
GTI-9000	JP	Published	2009-537218	16-Nov-2007
GTI-9000	KR	Published	7007135/2009	07-Apr-2009
GTI-9000	US	Published	11/985871	16-Nov-2007
GTI-9000	WO	Reportable	PCT/US2007/24051	16-Nov-2007

2.	Patent rights to enabling technologies

A.	Vaccine Additives

1.	ADJUVANTS

UPVG0017 - VACCINES AND IMMUNOTHERAPEUTICS USING CODON OPTIMIZED IL-15 AND METHODS FOR USING THE SAME

upVG0028 - VACCINES AND IMMUNOTHERAPEUTICS COMPRISING IL-15 RECEPTOR ALPHA AND/OR NUCLEIC ACID MOLECULES ENCODING THE SAME, AND METHODS FOR USING THE SAME

UPVG0018 - IMPROVED VACCINES AND METHOD FOR USING THE SAME (CTACK, MEK, TECK)

UPVG0029 - Nucleic Acid Molecules Encoding Rantes, and Compositions and Methods of Using The Same

UPVG0031 - Vaccines and Immunotherapeutics Comprising IL-28 and/or Nucleic Acid Molecules Encoding the Same, and Methods for Using the Same

UPVG0041 - COMPOSITIONS, COMPRISING IMPROVED IL-12 GENETIC CONSTRUCTS AND VACCINES, IMMUNOTHERAPEUTICS AND METHODS OF USING THE SAME

Inovio Ref	Country	Status	Serial Number	Filing Date	Patent No.	Issue Date
UPVG0017	AU	Granted	2007208452	12-Jan-2007	2007208452	18-Oct-2012
UPVG0017	CA	Published	2636867	12-Jan-2007
UPVG0017	CH	Granted	7762574.7	12-Jan-2007	1976871	16-Nov-2011
UPVG0017	DE	Granted	7762574.7	12-Jan-2007	1976871	16-Nov-2011
UPVG0017	DK	Granted	7762574.7	12-Jan-2007	1976871	16-Nov-2011
UPVG0017	EP	Granted	7762574.7	12-Jan-2007	1976871	16-Nov-2011
UPVG0017	ES	Granted	7762574.7	12-Jan-2007	1976871	16-Nov-2011
UPVG0017	FR	Granted	7762574.7	12-Jan-2007	1976871	16-Nov-2011
UPVG0017	GB	Granted	7762574.7	12-Jan-2007	1976871	16-Nov-2011
UPVG0017	IN	Pending	2971/KOLNP/2008	12-Jan-2007
UPVG0017	JP	Allowed	2008-550435	12-Jan-2007
UPVG0017	KR	Pending	10-2008-7019727	12-Jan-2007

UPVG0017	LU	Granted	7762574.7	12-Jan-2007	1976871	16-Nov-2011
UPVG0017	MC	Granted	7762574.7	12-Jan-2007	1976871	16-Nov-2011
UPVG0017	MX	Granted	MX/A/2008/008928	12-Jan-2007	296941	09-Mar-2012
UPVG0017	NL	Granted	7762574.7	12-Jan-2007	1976871	16-Nov-2011
UPVG0017	US	Granted	12160766	30-Mar-2009	8178660	15-May-2012
UPVG0017	WO	Reportable	PCT/US07/000886	12-Jan-2007

UPVG0028	AU	Pending	PCT/US10/48827	14-Sep-2010
UPVG0028	CA	Pending	PCT/US10/48827	14-Sep-2010
UPVG0028	CN	Published	PCT/US10/48827	14-Sep-2010
UPVG0028	EP	Published	10816292.6	14-Sep-2010
UPVG0028	IN	Pending	406/MUMNP/2012	14-Sep-2010
UPVG0028	JP	Published	PCT/US10/48827	14-Sep-2010
UPVG0028	KR	Pending	10-2012-7006494	14-Sep-2010
UPVG0028	US	Published	13391615	21-Feb-2012
UPVG0028	WO	Published	PCT/US10/48827	14-Sep-2010

UPVG0018	US	Pending	13284824	28-Oct-2011
UPVG0018	WO	Reportable	PCT/US05/42231	18-Nov-2005

UPVG0029	AU	Pending	2011213559	08-Feb-2011
UPVG0029	CA	Pending	2788902	08-Feb-2011
UPVG0029	CN	Published	201180008582.2	08-Feb-2011
UPVG0029	EP	Published	11740539.9	08-Feb-2011
UPVG0029	IN	Pending	7013/DELNP/2012	08-Feb-2011
UPVG0029	JP	Published	2012-552154	08-Feb-2011
UPVG0029	KR	Pending	10-2012-7020794	08-Feb-2011
UPVG0029	US	Published	13577387	04-Ocy-2012

UPVG0029	WO	Published	PCT/US11/24098	08-Feb-2011

UPVG0031	AU	Pending	2009231598	06-Apr-2009
UPVG0031	CA	Pending	2720168	06-Apr-2009
UPVG0031	CN	Published	200980112452.6	06-Apr-2009
UPVG0031	EP	Published	09726983.1	06-Apr-2009
UPVG0031	HK	Pending	11110692.7	10-Oct-2011
UPVG0031	IN	Published	3545/KOLNP/2010	06-Apr-2009
UPVG0031	JP	Published	2011-503239	06-Apr-2009
UPVG0031	KR	Pending	10-2010-7024735	06-Apr-2009
UPVG0031	US	Pending	12936192	01-Oct-2010
UPVG0031	WO	Published	PCT/US2009/039648	06-Apr-2009

UPVG0041	WO	Published	PCT/US12/69017	11-Dec-2012
UPVG0041	US	Expired	61569600	12-Dec-2011

1.	FORMULATIONS

PLG - AVSI-0021 - PLASMID MEDIATED GENE SUPPLEMENTATION AND IN VIVO EXPRESSION OF THE POLY-L-GLUTAMATE SYSTEM

PLG - VAL1008 - FORMULATED NUCLEIC ACID COMPOSITIONS AND METHODS OF ADMINISTERING THE SAME FOR GENE THERAPY

PLG - VAL1012 NUCLEIC ACID FORMULATIONS FOR GENE DELIVERY AND METHODS OF USE

PLG - VAL1001 - CATIONIC AMPHIPHILES

PLG - VAL1002 - CATIONIC LIPID: DNA COMPLEXES FOR GENE TARGETING

PLG - VAL1003 - AMPHIPHILIC BIGUANIDE DERIVATIVES

PLG - VAL1004 - IMPROVED METHODS OF DELIVERY USING CATIONIC LIPIDS AND HELPER LIPIDS

PLG - VAL1005 - COMPOSITIONS AND METHODS USING NOVEL SUBSTITUTED IMIDAZOLIUM LIPIDS

PLG - VAL1006 - TRANSFORMATION OF CELLS ASSOCIATED WITH FLUID SPACES

PLG - VAL1010 PROTECTED ONE-VIAL FORMULATION FOR NUCLEIC ACID MOLECULES

Inovio Ref	Country	Status	Serial Number	Filing Date	Patent No.	Issue Date
AVSI0021 P1	SG	Granted	200406924-1	23-May-2003	108408	29-Dec-2006
AVSI0021 P2	KR	Pending	10-2010-7013178	15-Jun-2010

VAL1001	US	Granted	08/971951	17-Nov-1997	5902802	11-May-1999
VAL1002	US	Granted	08/480923	07-Jun-1995	5932241	03-Aug-1999
VAL1003	US	Granted	08/825854	04-Apr-1997	5958894	28-Sep-1999
VAL1004	US	Granted	09/054769	03-Apr-1998	6235310	22-May-2001
VAL1005	US	Granted	09/183634	30-Oct-1998	6121457	19-Sep-2000
VAL1005	US	Granted	09/626268	25-Jul-2000	6245520	12-Jun-2001
VAL1006	US	Granted	08/184547	21-Jan-1994	5792751	11-Aug-1998
VAL1008	US	Granted	08/372213	13-Jan-1995	6040295	21-Mar-2000
VAL1008	US	Granted	08/798974	11-Feb-1997	6514947	04-Feb-2003
VAL1010	AT	Granted	99939113.9	10-Aug-1999	1104309	03-May-2006

VAL1010	CA	Granted	CA19992340416	10-Aug-1999	2340416	25-Aug-2009
VAL1010	DE	Granted	99939113.9	10-Aug-1999	1104309	03-May-2006
VAL1010	EP	Granted	99939113.9	10-Aug-1999	1104309	03-May-2006
VAL1010	FR	Granted	99939113.9	10-Aug-1999	1104309	03-May-2006
VAL1010	GB	Granted	99939113.9	10-Aug-1999	1104309	03-May-2006
VAL1010	IE	Granted	99939113.9	10-Aug-1999	1104309	03-May-2006
VAL1010	JP	Granted	2000-564589	10-Aug-1999	4538150	25-Jun-2010
VAL1010	NL	Granted	99939113.9	10-Aug-1999	1104309	03-May-2006
VAL1010	US	Granted	09/371619	10-Aug-1999	6534483	18-Mar-2003
VAL1012	CA	Published	2401327	02-Mar-2001
VAL1012	CH	Granted	01918339	02-Mar-2001	1259265	01-Jun-2011
VAL1012	DE	Granted	01918339	02-Mar-2001	1259265	01-Jun-2011
VAL1012	DK	Granted	01918339	02-Mar-2001	1259265	01-Jun-2011
VAL1012	EP	Granted	01918339	02-Mar-2001	1259265	01-Jun-2011
VAL1012	ES	Granted	01918339	02-Mar-2001	1259265	01-Jun-2011

VAL1012	FR	Granted	01918339	02-Mar-2001	1259265	01-Jun-2011
VAL1012	GB	Granted	01918339	02-Mar-2001	1259265	01-Jun-2011
VAL1012	JP	Granted	2001-564801	02-Mar-2001	5253499	17-Apr-2012
VAL1012	LU	Granted	01918339	02-Mar-2001	1259265	01-Jun-2011
VAL1012	MC	Granted	01918339	02-Mar-2001	1259265	01-Jun-2011
VAL1012	NL	Granted	01918339	02-Mar-2001	1259265	01-Jun-2011
VAL1012	US	Granted	10/234406	03-Sep-2002	7173116	06-Feb-2007
VAL1012	US	Granted	11/561847	20-Nov-2006	7491537	17-Feb-2009

INOVIO PATENT/IP SCHEDULE

B)	Functional DNA

1.	PLASMIDS

AVSI-0013 - EXPRESSION VECTOR SYSTEMS AND METHOD OF USE

AVSI-0015 - FORMULATED NUCLEIC ACID COMPOSITIONS AND METHODS OF ADMINISTERING THE SAME FOR GENE THERAPY

AVSI-0023 - CODON OPTIMIZED SYNTHETIC PLASMIDS

AVSI-0043 - OPTIMIZED HIGH YIELD SYNTHETIC PLASMIDS

Inovio Ref	Country	Status	Serial Number	Filing Date	Patent No.	Issue Date
AVSI0013	US	Granted	08/472809	07-Jun-1995	5925564	20-Jul-1999

AVSI0015	US	Granted	08/372213	13-Jan-1995	6,040,295	21-Mar-2000

AVSI0023	AU	Granted	2003249208	15-Jul-2003	2003249208	18-Jun-2010
AVSI0023	DE	Granted	03764596.7	15-Jul-2003	1543020	13-Apr-2011
AVSI0023	EP	Granted	03764596.7	15-Jul-2003	1543020	13-Apr-2011
AVSI0023	FR	Granted	03764596.7	15-Jul-2003	1543020	13-Apr-2011
AVSI0023	GB	Granted	03764596.7	15-Jul-2003	1543020	13-Apr-2011
AVSI0023	US	Granted	10/619939	15-Jul-2003	7316925	08-Jan-2008

AVSI0043	US	Granted	11339894	26-Jan-2006	7846720	07-Dec-2010
AVSI0043	US	Published	12948061	17-Nov-2010

2.	LEADER SEQUENCES

UPVG0044 - HIGHLY EXPRESSIBLE GENES (IgE)

Inovio Ref	Country	Status	Serial Number	Filing Date	Patent No.	Issue Date
UPVG0044	DE	Granted	01979579.8	04-Oct-2001	1328653	01-Aug-2012
UPVG0044	EP	Granted	01979579.8	04-Oct-2001	1328653	01-Aug-2012

UPVG0044	FR	Granted	01979579.8	04-Oct-2001	1328653	01-Aug-2012
UPVG0044	GB	Granted	01979579.8	04-Oct-2001	1328653	01-Aug-2012
UPVG0044	IE	Granted	01979579.8	04-Oct-2001	1328653	01-Aug-2012
UPVG0044	JP	Granted	2002-532657	04-Oct-2001	4472250	12-Mar-2010
UPVG0044	US	Granted	09971806	04-Oct-2001	6733994	11-May-2004
UPVG0044	WO	Published	PCT/US01/31451	04-Oct-2001

3.	PROMOTERS

AVSI-0012 - METHOD FOR THE IDENTIFICATION OF SYNTHETIC CELL-OR TISSUE- SPECIFIC TRANSCRIPTIONAL REGULATORY REGIONS

AVSI-0027 - SYNTHETIC MUSCLE PROMOTERS WITH ACTIVITIES EXCEEDING NATURALLY OCCURRING REGULATORY SEQUENCES IN CARDIAC CELLS

VAL1009 - METHOD FOR THE IDENTIFICATION OF SYNTHETIC CELL-OR TISSUE-SPECIFIC TRANSCRIPTIONAL REGULATORY REGIONS C5/C12

Inovio Ref	Country	Status	Serial Number	Filing Date	Patent No.	Issue Date
AVSI0012	US	Granted	09/115407	14-Jul-1998	6,410,228	25-Jun-2002

AVSI0027	AU	Granted	2003295366	30-Oct-2003	2003295366	08-Mar-2012
AVSI0027	CA	Published	2504593	30-Oct-2003
AVSI0027	TW	Granted	92130336	30-Oct-2003	290174	21-Nov-2007

VAL1009	US	Granted	11/080827	14-Mar-2005	7960536	14-Jun-2011

3.	Patent rights to ProducTs

1.	Hepatitis B

hepb - upvg0037 - NUCLEIC ACID MOLECULE ENCODING HEPATITIS B VIRUS CORE PROTEIN AND VACCINE COMPRISING THE SAME

Inovio Ref	Country	Status	Serial Number	Filing Date	Patent No.	Issue Date
UPVG0037	WO	Published	PCT/US12/24905	13-Feb-2012
UPVG0037	US	Expired	61442162	11-Feb-2011
UPVG0037	US	Published	13622965	09-Sep-2012
UPVG0037	US	Pending	13984771	09-Aug-2013
UPVG0037	AU	Filed	*	13-Feb-2012
UPVG0037	BR	Filed	*	13-Feb-2012
UPVG0037	CA	Filed	*	13-Feb-2012
UPVG0037	EA	Filed	*	13-Feb-2012
UPVG0037	EP	Filed	*	13-Feb-2012
UPVG0037	IN	Filed	*	13-Feb-2012
UPVG0037	JP	Filed	*	13-Feb-2012
UPVG0037	KR	Filed	*	13-Feb-2012
UPVG0037	MX	Filed	*	13-Feb-2012
UPVG0037	ZA	Filed	*	13-Feb-2012

* -Cases filed during Aug.–Sept. 2013

2.	PROSTATE CANCER

prostate - upvg0036 - CONSENSUS PROSTATE ANTIGENS, NUCLEIC ACID MOLECULE ENCODING THE SAME AND VACCINE AND USES COMPRISING THE SAME

Inovio Ref	Country	Status	Serial Number	Filing Date	Patent No.	Issue Date
UPVG0036	AU	Filed		14-Nov-2011
UPVG0036	BR	Pending	BR11 2013 011705.2	14-Nov-2011
UPVG0036	CA	Pending	2720277	14-Nov-2011
UPVG0036	CN	Filed		14-Nov-2011
UPVG0036	EA	Pending	201390689	14-Nov-2011
UPVG0036	EP	Pending	11839215.8	14-Nov-2011
UPVG0036	IN	Pending	4088/KOLNP/2013	14-Nov-2011
UPVG0036	JP	Pending	100078282	14-Nov-2011
UPVG0036	KR	Pending	10-2013-7014954	14-Nov-2011
UPVG0036	MX	Pending	MX/a/2013/005195	14-Nov-2011
UPVG0036	US	Expired	61413176	12-Nov-2010
UPVG0036	US	Expired	61417817	29-Nov-2010
UPVG0036	US	Pending	13883978	29-Jul-2013
UPVG0036	WO	Reportable	PCT/US11/60592	14-Nov-2011
UPVG0036	ZA	Pending	201303390	14-Nov-2011

August 9. 2013

Appendix 1.84

Excluded Patent Rights

Cabilly Patent Rights, which means (a) U.S. Patent No. 4,816,567, issued March 28, 1989, and any and all patents issuing from divisionals, continuations, or continuations-in part of any application from which U.S. Patent No. 4,816,567 claims priority, as well as reissues, reexaminations, extensions, and foreign patent counterparts, including inventors certificates, of any of the foregoing, and including any related supplemental protection certificates; and (b) U.S. Patent No. 6,331,415, issued December 18, 2001, and any and all patents issuing from divisionals, continuations, or continuations-in-part of any application from which U.S. Patent No. 6,331,415 claims priority, as well as reissues, reexaminations, extensions, and foreign patent counterparts, including inventors certificates, of any of the foregoing, and including any related supplemental protection certificates.

Itakura/Riggs Patent Rights, which means any of the U.S. patents listed below and any and all patents issuing from divisionals, continuations or continuations-in-part, and any reissues, reexaminations or extensions, of these patents or of any application from which these U.S. patents claim priority, as well as foreign counterparts, including inventors certificates, of the foregoing, and including any related supplemental protection certificates:

U.S. Patent No. 4,356,270

U.S. Patent No. 4,366,246

U.S. Patent No. 4,425,437

U.S. Patent No. 4,431,739

U.S. Patent No. 4,563,424

U.S. Patent No. 4,571,421

U.S. Patent No. 4,704,362

U.S. Patent No. 4,812,554

U.S. Patent No. 5,221,619

U.S. Patent No. 5,420,020

U.S. Patent No. 5,583,013

Capon/Lasky Patent Rights, which means any of the U.S. patents/patent application listed below and any and all patents issuing from divisionals, continuations or continuations-in-part, and any reissues, reexaminations or extensions, of these patents or of any application from which these U.S. patents claim priority, as well as foreign counterparts, including inventors certificates, of the foregoing, and including any related supplemental protection certificates:

U.S. Patent No. 5,428,130

U.S. Patent No. 5,514,582

U.S. Patent No. 6,406,697

Presta Patents, which means the following U.S. patent and any and all divisionals, continuations, continuations-in-part of any application from which these U.S patents claim priority, including reissues, reexaminations or extensions of these patents and foreign counterparts and supplementary protection certificates of the foregoing:

U.S. Patent No. 6,737,056

Appendix 7.7

Royalty Report Template

(for illustrative purposes only - subject to change)

Appendix 14.3

Form of Press Release

Media Release

Basel, Switzerland and Blue Bell, PA, USA - 10 September 2013

Roche and Inovio Pharmaceuticals partner on Inovio’s prostate cancer and hepatitis B immunotherapy products

Roche (SIX: RO, ROG; OTCQX: RHHBY) and Inovio Pharmaceuticals, Inc. (NYSE MKT: INO) announced today that they have entered into an exclusive worldwide license agreement to research, develop and commercialize Inovio’s highly-optimized, multi-antigen DNA immunotherapies targeting prostate cancer and hepatitis B. The licensed compounds are currently in preclinical development and have generated robust T-cell responses in animal models.

Roche acquired an exclusive license for Inovio’s DNA-based vaccines INO-5150 (targeting prostate cancer) and INO-1800 (targeting hepatitis B) as well as the use of Inovio’s CELLECTRA® electroporation technology for delivery of the vaccines. Roche also obtained an option to license additional vaccine opportunities in connection with a collaborative research program in oncology. Roche and Inovio will collaborate to further develop INO-5150 and INO-1800.

Under the terms of the agreement, Roche will make an upfront payment of USD $10 million to Inovio. Roche will also provide preclinical R&D support and payments for near-term regulatory milestones as well as payments upon reaching certain development and commercial milestones potentially up to USD $412.5 million. Additional development milestone payments could also be made to Inovio if Roche pursues other indications with INO-5150 or INO-1800. In addition, Inovio is entitled to receive up to double-digit tiered royalties on product sales.

Commenting on the deal, Hy Levitsky, Head of Cancer Immunology Experimental Medicine at Roche, said: “At Roche we are always interested in finding first-in-class and best-in-class therapies that may become the next generation treatments for patients with different types of cancer. INO-5150 will allow promising combination opportunities with the Roche portfolio, particularly with our emerging cancer immunotherapy molecules.” Janet Hammond, Head of Infectious Diseases Discovery & Translational Area at Roche, added: “We are very excited to have this potentially very important and novel mechanism of action as part of our portfolio as we seek to address the significant unmet medical need in chronic hepatitis B infection.”

“This partnership represents an important milestone in Inovio’s growth and maturing product portfolio. Roche brings to our immunotherapy candidates its leadership position and track record for developing and marketing innovative first-in-class therapies,” said Dr. J. Joseph Kim, Inovio’s President and CEO. “Collaborating with the world’s preeminent oncology development partner allows us to rapidly advance two of our promising near-clinical stage immunotherapy products from our product pipeline as we continue development of our phase II lead product, VGX-3100, for treatment of HPV-related cancers and dysplasia.”

- ### -

About INO-5150 for Prostate Cancer

Inovio’s dual-antigen synthetic DNA vaccine (INO-5150) targets prostate-specific membrane antigen (PSMA) and prostate-specific antigen (PSA). A study in monkeys showed that vaccination with INO-5150 generated strong and robust T-cell immune responses that were the highest generated by a PSA-based immunotherapy in animal studies and were similar to the immune responses generated by VGX-3100, Inovio’s phase II-stage therapeutic HPV vaccine that generated best-in-class T-cell responses in a phase I study.

Inovio’s SynCon® DNA vaccine for prostate cancer was designed with PSA and PSMA synthetic consensus immunogens based on human and macaque sequences, resulting in amino acid sequences that differ slightly from the native human protein. In humans, this novel approach is utilized to help the body’s immune system recognize cancerous cells created in the body as ‘foreign’, overcoming the body’s self-tolerance of these cells and mounting an immune response to clear them.

About INO-1800 for Hepatitis B

Inovio has reported preclinical data showing its hepatitis B vaccine (INO-1800) generated strong T-cell and antibody responses that led to the elimination of targeted liver cells in mice. These results indicate this DNA vaccine’s potential to treat hepatitis B infection and prevent further development of the infection into liver cancer in humans.

In a preclinical study, researchers found the vaccine-specific T-cells exhibited a killing function, and could migrate to and stay in the liver and cause clearance of target cells without evidence of liver injury. This was the first study to provide evidence that intramuscular immunization can induce killer T-cells that can migrate to the liver and eliminate target cells.

To provide worldwide rights to Roche, Inovio has re-acquired its hepatitis B, Asian-country rights from Inovio’s international affiliate.

Disease Background

Prostate Cancer

Prostate cancer is the second most frequently diagnosed cancer of men. Nearly three-quarters of the registered cases occur in developed countries. Accounting for nearly 300,000 deaths each year, prostate cancer is the sixth leading cause of death from cancer in men. The development of a new treatment for prostate cancer would be a significant medical advancement given that present treatment options (surgery, radiation and hormone deprivation), while somewhat effective, all carry deleterious side effects and are often not a long-term cure.

Hepatitis B and Liver Cancer

Hepatitis B is a disease characterized by inflammation of the liver. The virus is extremely infectious - 100 times more so than HIV - and 400 million people are chronically infected worldwide. Hepatitis B contributes to an estimated 1 million deaths worldwide each year.

Liver cancer is the third most common cancer and the most deadly, killing most patients within five years of diagnosis. About 600,000 new cases arise each year. One of the major causes and risk factors for liver cancer is infection by hepatitis B.

About Inovio Pharmaceuticals, Inc.

Inovio is revolutionizing vaccines to prevent and treat today’s cancers and challenging infectious diseases. Its SynCon® vaccines, in combination with its proprietary electroporation delivery, are generating best-in-class immune responses, with therapeutic T-cell responses exceeding other technologies in terms of magnitude, breadth, and response rate. Human data to date have shown a favorable safety profile. Inovio’s lead vaccine, a therapeutic against HPV-caused pre-cancers and cancers, is in phase II. Other phase I and preclinical programs target prostate, breast, and lung cancers as well as HIV, influenza, malaria and hepatitis C virus. Partners and collaborators include the University of Pennsylvania, Merck, NIH, HIV Vaccines Trial Network, National Cancer Institute, U.S. Military HIV Research Program, University of Southampton, US Dept. of Homeland Security, University of Manitoba and PATH Malaria Vaccine Initiative. More information is available at www.inovio.com.

About Roche

Headquartered in Basel, Switzerland, Roche is a leader in research-focused healthcare with combined strengths in pharmaceuticals and diagnostics. Roche is the world’s largest biotech company, with truly differentiated medicines in oncology, infectious diseases, inflammation, metabolism and neuroscience. Roche is also the world leader in in vitro diagnostics and tissue-based cancer diagnostics, and a frontrunner in diabetes management. Roche’s personalised healthcare strategy aims at providing medicines and diagnostic tools that enable tangible improvements in the health, quality of life and survival of patients. In 2012 Roche had over 82,000 employees worldwide and invested over 8 billion Swiss francs in R&D. The Group posted sales of 45.5 billion Swiss francs. Genentech, in the United States, is a wholly owned member of the Roche Group. Roche is the majority shareholder in Chugai Pharmaceutical, Japan. For more information, please visit www.roche.com.

This press release contains certain forward-looking statements relating to Inovio’s partnership with Roche related to Inovio’s Hepatitis B and prostate cancer immunotherapeutic products, in addition to Inovio’s business, including our plans to develop other electroporation-based drug and gene delivery technologies and DNA vaccines and our capital resources. Actual events or results may differ from the expectations set forth herein, including realization of any and all projected development or sales milestone payments, as a result of a number of factors, including Roche’s change in business resulting in the amendment or termination of the Agreement, uncertainties inherent in pre-clinical studies, clinical trials and product development programs (including, but not limited to, the fact that pre-clinical and clinical results referenced in this release may not be indicative of results achievable in other trials or for other indications, that the studies or trials may not be successful or achieve the results desired, that pre-clinical studies and clinical trials may not commence or be completed in the time periods anticipated, that results from one study may not necessarily be reflected or supported by the results of other similar studies and that results from an animal study may not be indicative of results achievable in human studies), the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA vaccines, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by the company or its collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that the company and its collaborators hope to develop, evaluation of potential opportunities, issues involving product liability, issues involving patents and whether they or licenses to them will provide the company with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether the company can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of the company’s technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2012, our Form 10-Q for the quarter ended June 30, 2013, and other regulatory filings from time to time. There can be no assurance that any product in Inovio’s pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate.

For further information:

Roche Partnering

Emilie Vincent, Head of Roche Partnering Communications, emilie.vincent@roche.com

Inovio

Investors: Bernie Hertel, Inovio Pharmaceuticals, +1858-410-3101, bhertel@inovio.com

Media: Jeff Richardson, Inovio Pharmaceuticals, +1 267-440-4211, jrichardson@inovio.com